      As filed with the Securities and Exchange Commission on July 2, 1998
                                                      Registration No. 333-53157

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ----------------------

                                AMENDMENT NO. 3
                                      TO
                                    FORM S-3
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------
                                 CENTOCOR, INC.
             (Exact name of registrant as specified in its charter)

        PENNSYLVANIA                                          23-2117202
(State or other jurisdiction of                            (I.R.S. Employer
 incorporation or organization)                           Identification No.)


                            200 GREAT VALLEY PARKWAY
                            MALVERN, PA  19355-1307
                                 (610) 651-6000
                                 --------------
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
            -------------------------------------------------------

                            GEORGE D. HOBBS, ESQUIRE
                VICE PRESIDENT, CORPORATE COUNSEL AND SECRETARY
                                 CENTOCOR, INC.
                            200 GREAT VALLEY PARKWAY
                               MALVERN, PA 19355
                                 (610) 651-6000
                                 --------------
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:

     JOHN G. HARKINS, JR., ESQ.          PATRICIA MORAN CHUFF, ESQ.
     HARKINS CUNNINGHAM                  SKADDEN, ARPS, SLATE,
     1800 ONE COMMERCE SQUARE            MEAGHER & FLOM LLP
     2005 MARKET STREET                  ONE RODNEY SQUARE
     PHILADELPHIA, PA  19103             WILMINGTON, DE  19801
     (215) 851-6700                      (302) 651-3000
                            ________________________
Approximate date of commencement of proposed sale to the public: FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.
                            ________________________

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement from the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]

                            ________________________

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

PROSPECTUS


                                CENTOCOR, INC.

              $460,000,000 PRINCIPAL AMOUNT OF 4 3/4% CONVERTIBLE
                        SUBORDINATED DEBENTURES DUE 2005
                  (INTEREST PAYABLE AUGUST 15 AND FEBRUARY 15)

                     --------------------------------------

                            9,338,015 COMMON SHARES
                           ($.01 PAR VALUE PER SHARE)

                          ----------------------------

          This Prospectus relates to the $460,000,000 aggregate principal amount of 4 3/4% Convertible Subordinated Debentures due 2005 (the "Debentures") of Centocor, Inc., a Pennsylvania corporation ("Centocor" or the "Company"), and the 9,338,015 common shares, par value $.01 per share (the "Common Stock") of the Company, issuable upon conversion of the Debentures plus such additional indeterminate number of shares of Common Stock as may become issuable upon conversion of the Debentures as a result of anti-dilution adjustments. The Debentures were issued and sold by the Company on February 20, 1998 in a private offering (the "Original Offering") to Morgan Stanley & Co. Incorporated (the "Initial Purchaser"), and were simultaneously resold by the Initial Purchaser in transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), in the United States to persons reasonably believed by the Initial Purchaser to be qualified institutional buyers as defined in Rule 144A under the Securities Act and certain institutional "accredited investors" within the meaning of Rule 501 under the Securities Act.

          The Debentures and the Common Stock issuable upon conversion of the Debentures (collectively, the "Registered Securities") are being registered to permit public secondary trading of the Debentures and, upon conversion, the Common Stock and may be offered and sold from time to time by the holders named herein or by their transferees, pledgees, donees or their successors (collectively, the "Selling Securityholders") pursuant to this Prospectus. The Registered Securities may be sold by the Selling Securityholders from time to time directly to purchasers or through agents, underwriters or dealers. See "Selling Securityholders" and "Plan of Distribution." If required, the names of any such agents or underwriters involved in the sale of the Registered Securities and the applicable agent's commission, dealer's purchase price or underwriter's discount, if any, will be set forth in an accompanying supplement to this Prospectus (the "Prospectus Supplement"). The Selling Securityholders will receive all of the net proceeds from the sale of the Registered Securities and will pay all underwriting discounts, selling commissions and transfer taxes, if any, applicable to any such sale. The Company is responsible for payment of all other expenses incident to the registration of the Registered Securities. The Selling Securityholders and any broker-dealers, agents or underwriters that participate in the distribution of the Registered Securities may be deemed to be

"underwriters" within the meaning of the Securities Act, and any commission received by them and any profit on the resale of the Registered Securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. See "Plan of Distribution" for a description of indemnification arrangements.

          Each Debenture is convertible at the option of the holder thereof into shares of Common Stock at any time through maturity, unless previously redeemed, at a conversion price of $49.261 per share, subject to adjustment in certain events. See "Description of Debentures -- Conversion of Debentures." The Company's Common Stock is listed on the Nasdaq National Market ("Nasdaq") under the symbol "CNTO." On June 30, 1998, the closing bid price of the Common Stock as reported by Nasdaq was $36.25.

          Interest on the Debentures is payable semi-annually on February 15 and August 15 of each year, commencing on August 15, 1998.

          The Debentures are not redeemable by the Company prior to February 21, 2001. Thereafter, the Debentures will be redeemable on at least 30 days prior notice at the option of the Company, in whole or in part, at any time, at the redemption prices set forth in this Prospectus, in each case together with accrued interest. Upon a Fundamental Change (as defined herein), each holder of Debentures shall have the right, at the holder's option, to require the Company to repurchase such holder's Debentures at a price equal to 100% of the principal amount of the Debentures to be redeemed plus accrued interest to, but excluding, the date of redemption. See "Description of Debentures -- Redemption at Option of the Holder."

          The Debentures are unsecured obligations of the Company, subordinate in right of payment to all present and future Senior Obligations (as defined herein) of the Company and are effectively subordinated to all indebtedness and liabilities of subsidiaries of the Company. At March 31, 1998, aggregate Senior Obligations were approximately $5,769,000. The Indenture (as defined herein) relating to the Debentures does not restrict the incurrence of any other indebtedness or liabilities by the Company or its subsidiaries. See "Description of Debentures -- Subordination of Debentures."

                         -----------------------------

                    SEE "RISK FACTORS" COMMENCING ON PAGE 8
                      FOR A DISCUSSION OF CERTAIN FACTORS
              THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

                         -----------------------------


THE DEBENTURES AND THE COMMON STOCK ISSUABLE UPON CONVERSION OF THE DEBENTURES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                         -----------------------------

               THE DATE OF THIS PROSPECTUS IS JULY 2, 1998

                               TABLE OF CONTENTS


                                                                            PAGE
                                                                            ----
Available Information. ....................................................   3
Incorporation of Certain Documents by Reference. ..........................   4
Disclosure Regarding Forward-Looking Statements. ..........................   5
The Company. ..............................................................   6
Risk Factors. .............................................................   8
Use of Proceeds ...........................................................  22
Ratio of Earnings to Fixed Charges. .......................................  22
Description of Debentures .................................................  23
Description of Capital Stock ..............................................  36
Certain United States Federal Income Tax Considerations ...................  41
Plan of Distribution ......................................................  48
Selling Securityholders ...................................................  50
Legal Matters .............................................................  53
Experts....................................................................  53


Avakine, Panorex and Retavase are trademarks of Centocor, Inc. ReoPro is a trademark of Eli Lilly and Company.

                         -----------------------------

                             AVAILABLE INFORMATION

          The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549-1004 and at its Regional Offices located at Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661-2511 and at Seven World Trade Center, 13th Floor, New York, New York 10048, and copies of such material may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549-1004, at prescribed fees. In addition, the Commission maintains a Website that contains reports, proxy statements and other information regarding registrants such as the Company that file electronically. The address of the Commission's Website is http:/www.sec.gov. The Common Stock is listed on the Nasdaq National Market ("Nasdaq") under the symbol "CNTO."

          The Company has filed with the Commission a Registration Statement (which term shall encompass any amendments thereto) on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act") with respect to the Registered Securities (the "Registration Statement"). This Prospectus, which constitutes part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are contained in exhibits to the Registration Statement as permitted by the rules and regulations of the Commission. For further information with respect to the

Company and the Registered Securities, reference is made to the Registration Statement, including exhibits thereto, and the financial statements and notes thereto filed or incorporated by reference as a part thereof, and the other documents incorporated by reference herein, each of which are on file at the offices of the Commission and may be obtained upon payment of the fee prescribed by the Commission or may be examined without charge at the offices of the Commission. Statements made in this Prospectus concerning the contents of any document referred to herein are not necessarily complete, and, in each such instance, are qualified in all respects by reference to the applicable documents filed with the Commission. The Registration Statement and the exhibits thereto filed by the Company with the Commission may be inspected and copied at the locations described above.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

          The following documents filed by the Company (File No. 0-11103) with the Commission under the Exchange Act are incorporated herein by reference:

               a. Annual Report on Form 10-K for the fiscal year ended December 31, 1997;

               b. Quarterly Report on Form 10-Q for the quarter ended March 31, 1998;

               c. Current Reports on Form 8-K, dated January 21, 1998, February 12, 1998 and February 20, 1998; and

               d. Proxy Statement for the Annual Meeting of Shareholders held on May 13, 1998.

          All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Registered Securities shall be deemed to be incorporated by reference in this Prospectus from the respective dates of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

          Copies of the above documents (excluding exhibits) may be obtained upon request without charge from the Company. Requests for such copies should be directed to the Company's Corporate Secretary at its principal executive offices at 200 Great Valley Parkway, Malvern, Pennsylvania 19355, telephone number: (610) 651-6000.

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

          Certain of the matters discussed under the caption "Risk Factors" and elsewhere in this Prospectus or in the information incorporated by reference herein may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on current expectations, estimates and projections about the Company's business and industry, management's beliefs and certain assumptions made by the Company's management. Investors are cautioned that matters subject to forward-looking statements involve risks and uncertainties including economic, competitive, governmental, technological and other factors which may affect the Company's business and prospects. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates," variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Such risks and uncertainties include those associated with (i) the timing, completion and outcome of clinical trials for, regulatory approval of, and market acceptance of the Company's products; (ii) the strength of the Company's patent position and the patent positions of others; (iii) the Company's forward integration into direct commercialization of certain products;
(iv) strategic options with respect to the Company's diagnostics subsidiary; (v) the Company's ability to construct and maintain manufacturing facilities that meet regulatory requirements and satisfy the Company's inventory needs; (vi) the Company's dependence on its collaborative partners; (vii) uncertainties regarding health care reform and reimbursement from third party payors; (viii) changes in the competitive environment in which the Company operates; (ix) the outcome of pending litigation; and (x) the potential for product liability claims. Therefore, actual results may differ materially from those expressed or forecasted in any such forward-looking statements. Unless required by law, the Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

                                  THE COMPANY

          Centocor is a biopharmaceutical company the mission of which is to develop or otherwise acquire and commercialize novel therapeutic products that solve critical needs in human healthcare, with a primary technology focus on monoclonal antibodies and DNA-based products.

          The Company's strategy is to identify proprietary high value-added product opportunities, and to commercialize those opportunities by focusing on clinical development, manufacturing, market development and marketing. The Company seeks to license or otherwise acquire technology and product candidates from research institutions and other sources, in addition to conducting selected basic research. In an effort to reach the market in an expeditious manner, and establish itself as the market leader, the Company's clinical development and regulatory strategy for its therapeutic products under development is to pursue initial approval for a narrowly defined indication. The Company then seeks to expand the indications for which products may be marketed by conducting additional clinical trials and providing health economic data in support of the product's utility.

          The Company has three therapeutic products approved for sale and several product candidates in various stages of development. ReoPro(R) (abciximab) is marketed by Eli Lilly and Company ("Lilly") and sold in the United States and Europe for the reduction of acute ischemic cardiac complications in patients undergoing percutaneous coronary intervention ("PCI") such as angioplasty procedures, and for those patients with unstable angina who are refractory to conventional therapy for whom PCI is planned within twenty-four hours. The Company and Lilly co-promote ReoPro in the United States for the refractory unstable angina indication in emergency rooms and cardiac-care units. If regulatory approval is obtained in Japan, ReoPro will be exclusively distributed in Japan by Fujisawa Pharmaceutical Co., Ltd. ("Fujisawa"). Retavase(TM) (reteplase) is a fibrinolytic ("clot-buster") product, which is administered usually in the hospital emergency room, for the treatment of acute myocardial infarction (heart attack). The Company markets Retavase in the United States and The DuPont Merck Pharmaceutical Company ("DuPont Merck") co-promotes Retavase with the Company. Panorex(R) (edrecolomab) is marketed by Glaxo Wellcome plc ("Glaxo Wellcome") and sold in Germany as an adjuvant therapy in the treatment of post-operative colorectal cancer.

          The Company filed a Biologics License Application ("BLA") with the United States Food and Drug Administration ("FDA") for Avakine(TM) (infliximab) in December 1997 and thereafter was notified by the FDA that its BLA for Avakine would receive a priority review. On May 28, 1998, the FDA's Gastrointestinal Drugs Advisory Committee voted unanimously to recommend to the FDA approval of Avakine for the treatment of patients with moderate to severe Crohn's disease for whom conventional therapy is inadequate and for the treatment of Crohn's patients with draining fistulae. This recommendation is not binding on the FDA in its review of the Avakine application. On June 30, 1998 the Company received a Complete Review letter from the FDA. The FDA notified the Company that outstanding matters related to final labeling, an agreement on a Phase IV (post-marketing) clinical trial to explore longer term use, and the pre-approval inspection of the manufacturing facility must be resolved before marketing approval will be granted. Centocor has an application pending for the same indications for Avakine with the European Medicines Evaluation Agency. The Company also is conducting studies for Avakine in the treatment of rheumatoid arthritis. If approved by the FDA, the Company intends to market Avakine in the United States through its own direct sales force. The Company has entered into an agreement with Schering-Plough Ltd. ("Schering-Plough") pursuant to which, for the Crohn's disease and rheumatoid arthritis indications, Schering-Plough has the exclusive right to buy and resell Avakine worldwide except for the United States, Japan and certain other Asian countries. The Company has an agreement with Tanabe Seiyaku Co., Ltd.

("Tanabe") under which Tanabe has commenced Phase II clinical testing and has the right to distribute Avakine in Japan and certain other Asian countries if regulatory approval is obtained in those countries.

          Through its wholly owned subsidiary, Centocor Diagnostics, Inc. ("Centocor Diagnostics"), the Company also markets several diagnostics products for cancer and has under development a cardiovascular diagnostic product candidate for use in the acute coronary syndrome market. The Company's proposed initial public offering of Centocor Diagnostics in the fourth quarter of 1997 was postponed due to market conditions. Given the Company's strong emphasis on the pharmaceutical business following the Retavase acquisition, the continuing success of ReoPro and the anticipated market launch of Avakine, the Company currently also is evaluating other strategic options for Centocor Diagnostics, including divestiture.

          The Company's principal offices are located at 200 Great Valley Parkway, Malvern, Pennsylvania 19355 and its telephone number at such office is
(610) 651-6000.

                                  RISK FACTORS

          Prospective investors should consider carefully, in addition to the other information contained in this Prospectus, the following factors before purchasing the Registered Securities. The matters set forth below constitute cautionary statements identifying important factors with respect to certain forward-looking statements appearing in this Prospectus and in the documents incorporated by reference herein, including certain risks and uncertainties, that could cause actual results to differ materially from those reflected in such forward-looking statements. See "Disclosure Regarding Forward-Looking Statements."

LIQUIDITY AND CAPITAL RESOURCES

          The Company, since inception, has incurred significant operating expenses attempting to develop therapeutic and diagnostic products. The Company also has incurred significant special charges. Consequently, the Company had experienced substantial net cash outflows, which have been only partially offset by significant contract revenues received through collaborative alliances with pharmaceutical companies and the Company's financing activities. The Company's financial results progressively improved throughout 1996 culminating with the Company achieving profitability in the fourth quarter of 1996 and for the full year 1997. The Company incurred a net loss for the first quarter of 1998, largely as a result of significant one-time charges a substantial portion of which related to the Retavase acquisition; it did, however, realize a profit on an operating basis for such period. While the Company believes that it will be profitable on an operating basis for the full year in 1998, there can be no assurance that product sales and other revenues in 1998 will be sufficient to cover operating expenses for the year.

          The Company's future financial condition is dependent upon the Company's rate of net cash inflows and, ultimately, upon the achievement of significant and sustained levels of therapeutic product sales. Under the Company's strategy of entering into collaborative alliances with established pharmaceutical companies, the Company generally shares sales revenues from products covered by such arrangements with its partners. The level of future sales of the Company's products will be dependent upon several factors, including, but not limited to, the timing and extent of future regulatory approvals of the Company's products, approval and commercialization of competitive products and the degree of acceptance of the Company's products in the marketplace. There can be no assurance that the FDA or other regulatory authorities will approve expanded labeling for ReoPro, Retavase and other products or will approve any of the Company's other product candidates under development for commercial sale. Failure to obtain additional timely FDA or other regulatory approvals for the expanded use of ReoPro or for the use of product candidates, including Avakine, may have a material adverse effect on the Company.

LEVERAGE

          At March 31, 1998, the Company's total long-term debt, including current portion, and shareholders' equity were $514,765,000 and $109,601,000, respectively, representing a debt to equity ratio of 4.70 to 1.00. On April 16, 1998, the Company's outstanding $54,765,000 of 6 3/4% Convertible Subordinated Debentures due 2001 (the "6 3/4% Debentures") were redeemed at par and were subsequently retired, thereby reducing long-term debt by that amount.

The Indenture (as defined herein) does not restrict the ability of the Company or its subsidiaries to incur additional indebtedness, including Senior Obligations (as defined herein). Additional indebtedness of the Company may rank senior to or pari passu with the Debentures. The Company's ability to satisfy its obligations will be dependent upon its future performance, which is subject to many factors, including factors beyond the Company's control. There is no assurance that the Company will be able to meet its debt service requirements or to repay the Debentures at maturity or at the request of the holders upon a Fundamental Change (as defined herein). See "Description of Debentures."

FORWARD INTEGRATION

          The Company has relied primarily on collaborative arrangements for the marketing of its products. However, in connection with its acquisition of the Retavase Assets (as defined herein), the Company established its own sales force and hired many of the Boehringer Mannheim Corporation sales personnel who were successful in launching Retavase in the United States. With this sales force, the Company directly markets Retavase in the United States (DuPont Merck co-promotes Retavase in the United States). With this sales force, the Company also co-promotes ReoPro with Lilly in the United States for the refractory unstable angina indication in emergency rooms and cardiac care units. In addition, the Company intends to market Avakine directly in the United States, if regulatory approval is obtained. As a consequence of this forward integration, the Company has incurred and will continue to incur additional personnel costs and other marketing and marketing support costs. There can be no assurance that the revenues from the products being marketed and supported directly in the United States will be sufficient to cover the additional costs to be incurred or, even if such costs are covered, to generate sufficient earnings and profits to justify the investment. See "--Sales and Marketing Uncertainties."

DEPENDENCE ON COLLABORATIVE PARTNERS; CUSTOMER CONCENTRATION

          The Company's strategy for research, development and commercialization of its products historically has entailed collaborative arrangements with corporate partners and others. The success of these products is dependent, in part, upon the subsequent success of these outside parties in performing their responsibilities. The Company's collaborators also could compete with the Company. Although the Company believes its collaborators have an economic incentive to succeed in performing their contractual responsibilities, the amount and timing of resources that they devote to these activities is not within the control of the Company. There can be no assurance that such parties will perform their obligations as expected or that any revenue will be derived from such arrangements. If any of Centocor's collaborators breaches or terminates its agreement with the Company or otherwise fails to conduct its collaborative activities in a timely manner, the development or commercialization of the product candidate or research program under such collaborative arrangement may be delayed, the Company could be required to undertake unforeseen additional responsibilities or to devote unforeseen additional funds or other resources to such development or commercialization, or such development or commercialization could be terminated. The termination or cancellation of collaborative arrangements also could adversely affect the Company's financial condition, intellectual property position and operations.
In addition, disagreements between collaborators and the Company could lead to delays in the collaborative research, development or commercialization of certain products or could require or result in formal legal process or arbitration for resolution. These consequences could be time-consuming and expensive and could have material adverse effects on the Company.

          Centocor and Lilly are parties to a Sales and Distribution Agreement regarding the commercialization of ReoPro. Under the terms of such Sales and Distribution Agreement, in the event of any change in control of Centocor prior to December 31, 1999, or in the event of any governmental action or determination that results in the Sales and Distribution Agreement not being in full force and effect in all material respects in major jurisdictions, excluding the United States, and the subsequent termination of the Sales and Distribution Agreement by Lilly based solely on such events, Centocor may be required to make a payment to Lilly of up to approximately $20,000,000.

          The Company may seek additional collaborative arrangements to develop and commercialize its products in the future. There can be no assurance that the Company will be able to negotiate acceptable collaborative arrangements in the future or that any such collaborative arrangements will be successful. In addition, there can be no assurance that the Company's collaborative partners will not pursue alternative technologies or develop alternative compounds independently or in collaboration with others as a means of developing treatments for the diseases targeted by their collaborative programs with Centocor.

          During 1997 and 1996, approximately 81% and 67%, respectively, of the Company's total product sales were to one customer, Lilly. During 1995, approximately 50% of the Company's total product sales were to three customers as follows: 24% to Lilly, 11% to Glaxo Wellcome and 15% to Toray-Fuji Bionics, Inc.

RISKS RELATED TO RETAVASE

          Pursuant to an Asset Purchase Agreement (the "Purchase Agreement") between Centocor and Roche Healthcare Limited ("Roche Healthcare"), a Bermuda corporation and a subsidiary of Roche Holding Ltd., a Swiss corporation ("Roche"), the Company acquired the exclusive United States and Canadian rights for Retavase, an acute-care cardiovascular drug, and other related assets (collectively, the "Retavase Assets"), for $335,000,000 in cash (the "Acquisition"). The Acquisition closed on March 13, 1998, and sales of Retavase by Centocor began on March 16, 1998.

          FTC Approvals. The Acquisition took place as a result of the United States Federal Trade Commission (the "FTC") requiring Roche to divest the Retavase Assets as a condition of Roche's acquisition of Corange Limited, the parent company of Boehringer Mannheim GmbH, which owned the Retavase Assets. The divestiture was required because of Roche's majority interest in Genentech, Inc. ("Genentech"), which manufactures and markets a competing product. Centocor is named as an approved purchaser of the Retavase Assets in a consent decree submitted to the FTC by Roche which has been issued by the FTC as its final order (the "Consent Decree").

          Pursuant to the terms of the Consent Decree, the FTC may terminate the Purchase Agreement and the Retavase Assets would revert to Roche if the Company
(i) voluntarily ceases for at least 60 days to sell or pursue good faith efforts to sell Retavase in the United States at any time prior to obtaining all necessary FDA approvals to manufacture Retavase for sale in the United States (the "FDA Approvals"); (ii) fails to pursue good faith efforts to obtain the FDA Approvals; or (iii) fails to obtain the FDA Approvals within four years of the date of the Consent Decree (subject to extension by the FTC for up to two additional one year periods if it appears that the required FDA approvals are likely to be obtained within such extended time period). In such events, Centocor would not be refunded the purchase price.

          Uncertainty Regarding Long-Term Financial Impact of Acquisition of Retavase. The Company believes that the acquisition of Retavase will enhance Centocor's role in the cardiovascular field, building on the growing use of ReoPro. In particular, sales of Retavase will contribute to revenues without the risks inherent in the long-term development cycle typically associated with such products. No assurance can be given, however, that the Company will realize the benefits it anticipates from the Acquisition, or that the realization of such benefits will not require significant capital or other expenditures that may adversely affect the Company's results of operations or financial condition.

          Retavase was launched in the United States in January 1997 and has not yet been launched in Canada. Although the Company believes, based upon industry data, that Retavase captured approximately 12% of the fibrinolytic market in the United States in 1997, there can be no assurance that Retavase's market share will continue to increase or that it will not decline. The sale and marketing of Retavase is and is expected to continue to be subject to intense competition. The current market leader, Activase, made by Genentech, has a substantial majority of the fibrinolytic market. There can be no assurance that Genentech will not aggressively compete with respect to pricing and in other ways. There also can be no assurance that other competing products will not be approved for sale in the United States. Given the uncertainty regarding these and other factors effecting the future performance of Retavase, there can be no assurance that the product will achieve financial returns sufficient to justify the Company's investment.

          Sales and Marketing Uncertainties. The Company primarily has relied on collaborative partners, such as Lilly, to market and commercialize its products. See "--Dependence on Collaborative Partners; Customer Concentration." In connection with the Acquisition, the Company established its own sales force and hired many of the Boehringer Mannheim Corporation sales personnel who were successful in launching Retavase in the United States. With this sales force, the Company directly markets Retavase in the United States (DuPont Merck co-promotes Retavase in the United States). With this sales force, the Company also co-promotes ReoPro with Lilly in the United States for the refractory unstable angina indication in emergency rooms and cardiac care units. Because of the complementary nature of Retavase and ReoPro in the cardiovascular field, the Company is jointly promoting Retavase and ReoPro to emergency room and cardiac care unit customers and believes that the joint promotion of Retavase and ReoPro could result in increased market penetration for both products. There can be no assurance, however, that these collaborative marketing efforts with respect to ReoPro and Retavase will be successful. Moreover, there can be no assurance that the Company will be able to successfully integrate its sales force into its operations, that the cost of such marketing and sales force will not exceed any product revenues or that its sales and marketing efforts will be successful.

          Manufacturing Uncertainties. Under a Supply Agreement (the "Supply Agreement") between the Company and Boehringer Mannheim GmbH, the current manufacturer of Retavase in Germany, Boehringer Mannheim GmbH will supply Retavase to the Company for a period of four years (subject to extension by the FTC for up to two additional one year periods if it appears that the Company's FDA Approvals are likely to be obtained within such extended time period). Pursuant to the Purchase Agreement, the Company must assume responsibility for manufacturing within such period. Of the purchase price of $335,000,000 for the Acquisition, $20,000,000 has been placed in escrow (the "Escrow Amount"), to be recovered by the Company upon the Company's completion of certain milestones relating to the transfer of the manufacturing process from Boehringer Mannheim GmbH. There can be no assurance that the Company will successfully complete the steps necessary to transfer the manufacture of Retavase from Boehringer Mannheim GmbH. As a result, the Company may not recover all or a portion of the Escrow Amount under the Purchase Agreement. Furthermore, there can be no assurance that Boehringer Mannheim GmbH (which is owned by Roche, the majority shareholder of the leading competitor with regard to Retavase) will fulfill its obligations under the Supply Agreement.

          In order to successfully complete the transfer of responsibility for the manufacture of Retavase to the Company, the Company will be required to make significant capital expenditures. There can be no assurance that the Company will have sufficient resources to do so. There also can be no assurance that the Company will obtain all necessary regulatory approvals for the manufacture of Retavase or otherwise successfully assume manufacturing responsibility.

          Retavase Patent Litigation. Retavase is the subject of active patent infringement lawsuits brought by Genentech, the manufacturer of the competing product, Activase, in the United States District Court for the District of Massachusetts and in Germany, before the Company acquired the Retavase Assets. Pursuant to the terms of the Purchase Agreement, the Company has assumed responsibility for the litigation in the District of Massachusetts and in Germany. Following the Acquisition, Genentech brought a patent infringement lawsuit against the Company in the United States District Court for the Northern District of California with respect to two newly issued patents. The new patents issued from the original application of one of the patents at issue in the District of Massachusetts litigation. While the Company believes that significant defenses exist to the Retavase litigation, there can be no assurance as to the outcome of such litigation. While the Company has certain protection against risk of loss by virtue of the indemnification and reimbursement provisions of the Purchase Agreement and by virtue of the Keep Well Agreement (as defined herein), which, Roche has confirmed, apply to all of the Retavase litigation described herein, an adverse determination in any of the proceedings could have a material adverse effect on the Company's ability to market Retavase by, for example, prohibiting the Company from marketing Retavase entirely.

          Indemnification and Reimbursement Limitations. Roche Healthcare is a Bermuda corporation and an indirect wholly owned subsidiary of Roche. Neither Roche nor any of its other subsidiaries is a party to the Purchase Agreement. Accordingly, the Company's rights to indemnification and reimbursement under the Purchase Agreement, including its indemnification and reimbursement rights relating to the Retavase litigation, run solely from Roche Healthcare. Moreover, the indemnification and reimbursement obligations of Roche Healthcare are limited to 125% of the total purchase price under the Purchase Agreement (less, as to the indemnification aspect of the obligations, any portion of the Escrow Amount returned to the Company).

          Roche Healthcare and Roche have entered into a Keep Well Agreement (the "Keep Well Agreement") whereby Roche has agreed, among other things, to maintain its ownership of Roche Healthcare and to cause Roche Healthcare to maintain a consolidated net worth of at least $1,000,000 at all times. The Keep Well Agreement, however, does not constitute a guarantee by Roche of Roche Healthcare's indemnification and reimbursement obligations under the Purchase Agreement. Furthermore, the Company is not a party to the Keep Well Agreement and the Keep Well Agreement is not enforceable by the Company. Accordingly, there can be no assurance that Roche will fulfill its obligations under the Keep Well Agreement or that such obligations are sufficient to ensure that Roche Healthcare will have adequate resources to fulfill its indemnification and reimbursement obligations to the Company under the Purchase Agreement.

          Strategic Fit with ReoPro. The Company believes that ReoPro and Retavase, when administered in combination, may have a therapeutic advantage over monotherapy for acute myocardial infarction patients. Clinical trials confirming such advantage, however, have not yet been completed. Phase II trials related to the combination of ReoPro and a fibrinolytic product are expected to be completed by the end of 1998. Depending on the outcome of these Phase II trials, Centocor plans a Phase III clinical trial to further evaluate the safety and efficacy of a combination therapy compared to the current monotherapy approach involving use of a fibrinolytic product alone. Such a trial would not begin before the first half of 1999 and would not be expected to be completed until at least the year 2000. There can be no assurance that the results of a Phase III trial will be consistent with the results obtained in preclinical or early clinical studies. Moreover, there can be no assurance that the combination of Retavase and ReoPro will be shown to be safe and efficacious or that regulatory approval for any such combination will be obtained on a timely basis, if at all. The clinical trial and regulatory approval process can take a number of years and there can be no assurance that the current and currently planned trials will be completed in the time frames presently contemplated, or at all. The failure of the Company to obtain regulatory approval relating to the combination of ReoPro and Retavase on a timely basis could result in the Company not achieving the financial results it expects from the Acquisition. In addition, clinical trials require the expenditure of significant resources; unanticipated significant expenditures on the current and currently planned clinical studies could adversely affect the financial condition of the Company.

PRODUCTS UNDER DEVELOPMENT

          In years prior to 1997, Centocor recorded significant losses from operations primarily resulting from the long-term development cycle associated with the Company's products. Although the Company now has products that have been approved by the FDA and are being commercialized, its product candidates are in various stages of research, development or clinical testing, and cannot be sold commercially without first obtaining a license for marketing from the FDA and, outside the United States, other regulatory authorities. The process of obtaining such licenses usually takes a number of years to complete and requires significant expenditures to conduct clinical trials of the safety and efficacy of a potential product. There can be no assurance that any of the Company's products currently under development will obtain the required approvals or, if approved, will obtain sufficient market acceptance to become commercially successful. Even if one or more of its products under development is licensed for marketing by the FDA and foreign regulatory authorities and achieves substantial market acceptance, there can be no assurance that such product will achieve profitability. In order to successfully commercialize new products, the Company, in addition to obtaining the required regulatory approvals, must successfully manufacture and market such products. There can be no assurance that any of these requirements will be met.

MANUFACTURING EXPANSION

          In order to fulfill anticipated demand for ReoPro and Avakine (if approved for sale), the Company is expanding its facilities in The Netherlands and is in the early stages of constructing a new biopharmaceutical manufacturing facility at its location in Malvern, Pennsylvania. There can be no assurance that these production facility projects will be completed in a timely manner. There also can be no assurance that the Company will secure all regulatory approvals necessary to permit products manufactured there to be sold. If the Company fails to complete these projects or to complete them in a timely manner or to secure all necessary regulatory approvals, it would not be able to meet the expected demand for its products, which in turn could adversely affect the financial condition of the Company. In addition, the Company's gross margin can be adversely affected by unplanned production losses, reduced cell line yields, increases in royalty obligations, increases in the costs of raw materials, the unavailability of raw materials, and production interruptions due to plant upgrades, natural disasters or other causes.

LITIGATION

          The Company is subject to litigation, including those matters described under the caption "- Risks Related to Retavase - Retavase Patent Litigation" and in documents filed by the Company with the Commission which are incorporated herein by reference. Such litigation includes essentially identical class action suits filed in January and February 1998 in which the plaintiffs claim that the Company and its Chief Executive Officer violated the federal securities laws by making allegedly false and misleading statements in connection with earnings forecasts. Other litigation to which the Company currently is or has been subject relates to, among other things, the Company's patent and intellectual property rights, licensing arrangements with other persons and financing activities. The Company cannot predict with certainty the eventual outcome of pending litigation, and could be required to incur substantial expense in defending these lawsuits. The Company has in the past taken substantial special charges relating to certain litigation, and there can be no assurance that pending, or future, legal proceedings will not result in additional special charges or have a material adverse effect on the Company's financial condition and results of operations.

PATENTS AND LICENSING ARRANGEMENTS

          Products currently being marketed, developed or considered for development by the Company are in the biopharmaceutical area, which entails extensive patent filings. The Company's commercial success will depend, in part, on its ability and the ability of its collaborators and licensors to obtain patent protection for its products and technologies, both in the United States and other countries. The patent positions of biotechnology firms generally are highly uncertain and involve complex legal and factual questions. To date, no consistent policy has emerged regarding the breadth of claims allowed in biopharmaceutical patents. This uncertain situation also is affected by revisions to United States patent law adopted in recent years to give effect to international accords to which the United States has become a party. The extent to which such changes in law will affect the Company's obligations cannot be ascertained. Accordingly, there can be no assurance that patent applications owned or licensed by the Company will result in patents being issued or that, if issued, such patents will afford protection against competitors with similar technology, and will not be challenged, invalidated, circumvented, or infringed. To protect its rights to its patent applications and/or its patents, the Company may be required to participate in interference proceedings before the United States Patent and Trademark Office to determine priority of invention and the right to a patent. In addition, there can be no assurance that products covered by such patents, or any other products developed by the Company or subject to licenses acquired by the Company, will not be covered by third-party patents, in which case continued development and marketing of such products would require a license under such patents. There can be no assurance that such required licenses will be available to the Company or its licensees on acceptable terms, if at all.

          There has been substantial litigation regarding patent and other intellectual property rights in the biopharmaceutical industry. Litigation may be necessary to enforce certain intellectual property rights of the Company. Any such litigation could result in substantial cost to and diversion of effort by the Company. There can be no assurance that the Company's patents or those of its licensors would be held valid by courts or that competitors' technology would be found to infringe such patents.

          Other entities have filed applications for or have been issued patents and are expected to obtain additional patents to which the Company may need to acquire rights. The extent to which the Company may need to obtain rights to any such patents or to contest their scope or validity will depend on final product formulation and other factors. The ability to license any such patents and the likelihood of successfully contesting the scope or validity of such patents are uncertain and the costs associated therewith may be significant. If the Company is required to acquire rights to valid and enforceable patents but cannot do so at a reasonable cost, the Company's ability to manufacture or market its products in the country of issuance of any such patent may be materially adversely affected.


          In addition to patent protection, the Company also relies to a significant extent upon trade secret protection for its confidential and proprietary information. There can be no assurance that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to the Company's trade secrets or disclose such technology. To protect its trade secrets, the Company has required its employees, consultants and others with whom confidential information may be shared to execute confidentiality agreements upon the commencement of employment, the consulting arrangement or the collaboration or other agreement, as the case may be, with the Company. There can be no assurance, however, that these agreements will provide meaningful protection of the Company's trade secrets or adequate remedies in the event of unauthorized use or disclosure of such information, or that the Company's trade secrets will not otherwise become known or be independently discovered by its competitors or that the Company can meaningfully protect its rights in such unpatented technology through other means. The loss of trade secret protection of any of the Company's technologies could materially and adversely affect the Company's competitive position and could have a material adverse affect on the Company's financial condition.

GOVERNMENTAL REGULATION

          Regulation by governmental authorities in the United States and other countries is a significant factor in the manufacture and marketing of the Company's products and in ongoing research and product development activities. All of the Company's therapeutic products will require regulatory approval by governmental agencies prior to commercialization. In particular, human therapeutic products are subject to rigorous preclinical and clinical testing and other premarket approval requirements by the FDA and regulatory authorities in other countries. Various statutes and regulations also govern or influence the manufacture, safety, labeling, storage, recordkeeping and marketing of such products. The lengthy process of seeking these approvals, and the subsequent compliance with applicable statutes and regulations, require the expenditure of substantial resources. The Company believes it is currently in compliance with such statutes and regulations. There can be no assurance, however, that required approvals will be obtained and maintained. Any failure by the Company to obtain, or any delay in obtaining, regulatory approvals, or any loss of regulatory approvals, could materially adversely affect the Company and the Company's marketing partners' ability to market the Company's products.

          The activities required before a pharmaceutical product may be marketed in the United States begin with preclinical testing. Preclinical tests include laboratory evaluation of product chemistry and animal studies to assess the potential safety and efficacy of the product and its formulations. The results of these studies must be submitted to the FDA as part of an Investigational New Drug Application, which must be reviewed by the FDA before proposed clinical testing can begin. Typically, clinical testing involves a three-phase process. In Phase I, clinical trials are conducted with a small number of subjects to determine the early safety profile and the pattern of drug distribution and metabolism. In Phase II, clinical trials are conducted with groups of patients afflicted with a specified disease in order to determine preliminary efficacy, optimal dosages and expanded evidence of safety. In Phase III, large scale, multicenter, comparative clinical trials are conducted with patients afflicted with a target disease in order to provide enough data to evaluate statistically the efficacy and safety of the product, as required by the FDA. The results of the preclinical and clinical testing of a biological pharmaceutical product are submitted to the FDA in the form of a BLA, for approval to commence commercial sales. In responding to a BLA, the FDA may grant marketing approval, request additional information or deny the application if it determines that the application does not satisfy its regulatory approval criteria. There can be no assurance that any approval required by the FDA will be obtained on a timely basis, if at all.

          For example, on May 28, 1998, the FDA's Gastrointestinal Drugs Advisory Committee voted unanimously to recommend approval of Avakine for the treatment of patients with moderate to severe Crohn's disease for whom conventional therapy is inadequate and for the treatment of Crohn's patients with draining fistulae. However, the FDA is not required to follow the recommendations of its advisory committees, it has declined to do so with respect to other products, and there can be no assurances that the FDA will follow the committee's recommendation with respect to Avakine. On June 30, 1998 the Company received a Complete Review letter from the FDA. The FDA notified the Company that outstanding matters related to final labeling, an agreement on a Phase IV (post-marketing) clinical trial to explore longer term use, and the pre-approval inspection of the manufacturing facility must be resolved before marketing approval will be granted.

          Among the conditions for BLA approval is the requirement that the prospective manufacturer's quality control and manufacturing procedures conform on an ongoing basis with Good Manufacturing Practices ("GMP"). Before approval of the BLA, the FDA will perform a prelicensing inspection of the facility to determine its compliance with GMP and other rules and regulations. In complying with GMP, manufacturers must continue to expend time, money and effort in the areas of production and quality control to ensure full compliance. After the establishment is licensed for the manufacture of any product, it is subject to periodic inspections by the FDA and to correction of deficiencies noted by the FDA.

          The requirements such as those described above which the Company must satisfy to obtain and maintain regulatory approval by governmental agencies in other countries prior to and after commercialization of its products in such countries can be rigorous, costly and uncertain. There can be no assurance that such requirements will be met.

          The Company also is subject to various laws and regulations relating to safe working conditions, laboratory and manufacturing practices, the experimental use of animals and the use and disposal of hazardous or potentially hazardous substances, including radioactive compounds and infectious disease agents, used in connection with the Company's research. The extent of additional governmental regulation that might result from any legislative or administrative action cannot be accurately predicted. Additionally, the European Union is considering regulations which could lead to the ban of products using certain raw materials. The Company's products currently utilize these raw materials and such regulation, if enacted, could prevent the sale of such products in member states of the European Union.

UNCERTAINTIES REGARDING HEALTH CARE REIMBURSEMENT AND REFORM

          The levels of revenues and profitability of biopharmaceutical companies may be affected by the continuing efforts of government and third party payors to contain or reduce the costs of health care through various means. For example, in certain foreign markets, pricing or profitability of therapeutic and other pharmaceutical products is subject to governmental control. In the United States, there have been, and the Company expects that there will continue to be, a number of federal and state proposals to implement similar governmental control. While the Company cannot predict whether any such legislative or regulatory proposals will be adopted, the adoption of such proposals could have a material adverse effect on the Company. In addition, in both the United States and elsewhere, sales of therapeutic and other pharmaceutical products are dependent in part on the availability of reimbursement to the consumer from third party payors, such as government and private insurance plans. Third party payors are increasingly challenging the prices charged for medical products and services. There can be no assurance that the therapeutic products the Company has brought to market or any therapeutic product candidates the Company may bring to market in the future will be considered cost effective and that reimbursement to the consumer will be available or will be sufficient to allow the Company to sell its products on a competitive and profitable basis.

SIGNIFICANT COMPETITION AND TECHNOLOGICAL CHANGE

          Monoclonal antibody, genetic vaccine and peptide technology and other innovations in biotechnology are being examined, evaluated and practiced in biology research laboratories throughout the United States and in many other countries, including laboratories of other biotechnology companies and major pharmaceutical firms, many of which have greater resources than Centocor.

          Many established pharmaceutical companies have internal research and development groups, and alliances with other biotechnology companies, and are seeking to develop monoclonal antibody-based, genetic vaccine-based, peptide-based and other biological products. In addition, a number of these companies have entered the biological products field through acquisition or merger, and more may be expected to do so in the future. As a result of the efforts of pharmaceutical and biotechnology companies, Centocor anticipates that many new biological products will be developed by others.

          Centocor's management believes that its ability to compete in its targeted markets will depend upon, among other things, its ability to develop or acquire, produce and market innovative products. Centocor's management also believes that significant competition will come from established pharmaceutical companies that have greater capital resources, manufacturing and marketing experience, research and development staffs, sales forces and production facilities than Centocor. Such competition is expected to be in the form of a variety of therapeutic products, which may include monoclonal antibody-based, genetic vaccine-based and peptide-based products. Additionally, with regard to Retavase, the Company faces significant competition from Genentech, which makes Activase, the leading product in the market. With regard to ReoPro, the Company faces competition from Merck & Co. and COR Therapeutics Inc., which make Aggrastat and Integrilin, respectively. There can be no assurance that the activities of these companies or others will not render Centocor's products or technologies obsolete or uncompetitive.

EXPOSURE TO CURRENCY FLUCTUATIONS

          The Company maintains a pharmaceutical manufacturing facility in Leiden, The Netherlands and has outstanding notes denominated in Dutch Guilders. In addition, the Company's product sales include sales in foreign currencies.
As a result, the Company's operating results are subject to currency fluctuations. Currency fluctuations may result in variations in the costs of products produced which may affect the Company's gross margin from sales. Furthermore, currency fluctuations may cause reported sales to fluctuate from period to period regardless of the fluctuation in the volume of such sales in foreign currencies. Currently, the Company does not engage in any derivatives transactions as a hedge against foreign currency fluctuations. In addition, the Treaty on the European Economic and Monetary Union provides for the introduction of the Euro in substitution for the national currencies of the member states which adopt the Euro, including The Netherlands. There can be no assurance, however, that a single European currency will be adopted or, if adopted, what the time frame will be. Moreover, the Company cannot predict what the impact, if any, of conversion to the Euro will be on the Company's results of operations.

CHANGE IN CONTROL


          Certain provisions of Centocor's charter documents (including cumulative voting provisions for electing directors and provisions permitting Centocor to issue preferred stock in the future), the terms of Centocor's shareholders' rights plan, pursuant to which the holders of the Common Stock have certain rights to purchase shares of the Company's preferred stock, the terms relating to the acceleration of the exerciseability of certain options and the vesting of certain restricted stock awards and the terms of certain convertible securities relating to the purchase of such securities by Centocor, including the Debentures, may have the effect of delaying, deferring or preventing a change in control of Centocor, thereby possibly having the effect of depriving shareholders of receiving a premium for their shares of Common Stock. Certain provisions of Pennsylvania law relating to the acquisition of shares representing voting control over 20% or more of Centocor's stock may have a similar effect. See "Description of Capital Stock."

SKILLED PERSONNEL AND KEY RELATIONSHIPS

          The success of Centocor will depend, in large part, on Centocor's continued ability to attract and retain highly qualified management, scientific, manufacturing, and sales and marketing personnel, and on its ability to develop and maintain important relationships with leading research institutions and key distributors. Competition for such personnel and relationships is intense. There can be no assurance that Centocor will be able to attract or retain such personnel or maintain such relationships.

PRODUCT LIABILITY AND PRODUCT RECALL

          The testing and marketing of medical products entail an inherent risk of product liability. There also is a risk that circumstances might develop requiring a product recall. The Company maintains limited product liability insurance and does not maintain product recall or product tampering coverage. The Company's business may be materially adversely affected by a successful product liability claim in excess of any insurance coverage or by a product recall or product tampering claim. There can be no assurance that product liability insurance coverage will continue to be available to the Company in the future on reasonable terms or at all.

VARIATION IN QUARTERLY OPERATING RESULTS

          The Company's results of operations can be expected to be subject to quarterly fluctuations. Quarterly results can fluctuate as a result of a number of factors, including timing of research and development expenses, the level of product sales, timing of sales and marketing expenditures, the completion or commencement of significant contracts, timing of special charges, a reduction in the valuation allowance relating to the Company's deferred tax assets and foreign exchange fluctuations. The Company believes that quarterly comparisons of its financial results should not be relied upon as an indication of future performance.

SUBORDINATION OF DEBENTURES

          The Debentures are unsecured and subordinate in right of payment to all current and future Senior Obligations of the Company. Senior Obligations include all indebtedness of the Company, whether existing on or created or incurred after the date of the issuance of the Debentures, that is not made subordinate to or pari passu with the Debentures by the instrument creating such indebtedness. At March 31, 1998, the aggregate amount of Senior Obligations outstanding was approximately $5,769,000. On April 16, 1998, the Company redeemed its outstanding 6 3/4% Debentures, totaling $54,765,000, which ranked pari passu with the Debentures. The Indenture does not limit the amount of additional indebtedness, including Senior Obligations, which the Company or any of its subsidiaries can create, incur, assume or guarantee and the incurrence of additional indebtedness by the Company could adversely affect the Company's ability to pay its obligations on the Debentures. By reason of such subordination of the Debentures, in the event of insolvency, bankruptcy, liquidation or reorganization of the Company or upon acceleration of the Debentures due to an Event of Default under the Indenture and in certain other events, the assets of the Company will be available to pay the amounts due on the Debentures only after all Senior Obligations of the Company have been paid in full after which there may not be sufficient assets remaining to pay amounts due on any or all of the Debentures then outstanding. In addition, holders of the Debentures are effectively subordinated to the claims of creditors of the Company's subsidiaries to the extent of the assets of such subsidiaries. In the event of the insolvency, bankruptcy, liquidation, reorganization, dissolution or winding up of the business of any subsidiary of the Company, creditors of such subsidiary generally will have the right to be paid in full before any distribution is made to the Company or the holders of the Debentures. The Company anticipates that from time to time it will incur additional indebtedness, including Senior Obligations, and that it and its subsidiaries will from time to time incur other additional indebtedness and liabilities. See "Description of Debentures."

LIMITATIONS ON REPURCHASE UPON A FUNDAMENTAL CHANGE

          In the event of a Fundamental Change, each holder of the Debentures will have the right, at the holder's option, to require the Company to repurchase all or a portion of such holder's Debentures as described herein under the caption "Description of Debentures--Redemption at Option of the Holder." The Company's ability to repurchase the Debentures upon a Fundamental Change may be limited by the terms of the Company's Senior Obligations and the subordination provisions of the Indenture. Further, the ability of the Company to repurchase Debentures upon a Fundamental Change will be dependent on the availability of sufficient funds and compliance with applicable securities laws. Accordingly, there can be no assurance that the Company will be able to repurchase the Debentures upon a Fundamental Change. The failure of the Company to repurchase any Debentures upon a Fundamental Change at the request of the holder thereof would constitute an Event of Default under the Indenture which could result in the acceleration of other indebtedness of the Company at the time outstanding pursuant to cross-default provisions. The term "Fundamental Change" is limited to certain specified transactions and may not include other events that might adversely affect the financial condition of the Company nor would the requirement that the Company offer to repurchase the Debentures upon a Fundamental Change necessarily afford holders of the Debentures protection in the event of a highly leveraged reorganization, merger or similar transaction involving the Company. See "Description of Debentures."

VOLATILITY OF CENTOCOR COMMON STOCK PRICE; ABSENCE OF DIVIDENDS

          The market prices for securities of biotechnology companies in general, and Centocor in particular, have been highly volatile and may continue to be highly volatile in the future. Announcements of technological innovations or new commercial products by Centocor or its competitors, developments concerning proprietary rights, including patents, publicity regarding actual or potential medical results relating to products under development by Centocor or others, developments regarding collaborative arrangements, regulatory developments in both the United States and foreign countries, public concern as to the safety of biotechnology products and economic and other external factors or other calamity or crisis, as well as period-to-period fluctuations in financial results, may have a significant impact on the market price of the Common Stock. Centocor has not paid any dividends and does not expect to pay any dividends in the foreseeable future.

DILUTION

          At May 31, 1998, approximately 4,456,088 shares of Common Stock were issuable upon exercise of outstanding options and warrants and upon vesting of restricted stock awards. In addition, the Debentures presently are convertible into 9,338,015 shares of Common Stock. To the extent such options and warrants are exercised and such securities are converted, the ownership interests of holders of Common Stock will be diluted. As of June 30, 1998, there were approximately 70,414,907 shares of Common Stock issued and outstanding.

ABSENCE OF PUBLIC MARKET; TRANSFER RESTRICTIONS

          There is no existing public trading market for the Debentures and there can be no assurance as to the future development of a public trading market for the Debentures, the ability of the holders to sell their Debentures or the price at which holders of the Debentures may be able to sell their Debentures. Future trading prices of the Debentures will depend on many factors, including, among other things, prevailing interest rates, the Company's operating results, the price of the Common Stock and the market for similar securities. The Initial Purchaser currently makes a market in the Debentures; however, the Initial Purchaser is not obligated to do so, and such market-making activity may be terminated at any time without notice to the holders of the Debentures. Accordingly, there can be no assurance as to the liquidity of any trading market for the Debentures or that any active public market for the Debentures will develop or be sustained. The Debentures have been designated for trading in the Private Offerings Resales and Trading through Automated Linkages Market; however, they will no longer be eligible for trading in such market following effectiveness of the Registration Statement. The Company does not intend to apply for listing of the Debentures on any securities exchange.

YEAR 2000 RISKS

          As described more fully in documents filed by the Company with the Commission which are incorporated herein by reference, the "Year 2000" issue concerns the potential exposures related to the automated generation of business and financial misinformation resulting from the application of computer programs which have been written using two digits, rather than four, to define the applicable year of business transactions. A failure successfully to address the Year 2000 issue or the costs of addressing the issue could have a material adverse effect on the Company's business or results of operations.

                                 USE OF PROCEEDS

          The Selling Securityholders will receive all of the proceeds from the sale of the Registered Securities. The Company will not receive any proceeds from the sale of the Registered Securities.


                       RATIO OF EARNINGS TO FIXED CHARGES

          For the purpose of computing the ratio of earnings to fixed charges, earnings represent net income plus fixed charges. Fixed charges represent rent expense, interest expense and amortization of debt issuance cost. The following table sets forth the ratio of earnings to fixed charges for each period indicated.

                       Ratio of earnings to fixed charges

Three months ended       Year Ended December 31,
March 31, 1998/*/        1997     1996/*/     1995/*/     1994/*/     1993/*/
--------------           ----     ----        ----        ----        ----
     --                  3.16      --          --          --          --

______________________________

* Adjusted earnings did not cover fixed charges for the three months ended March 31, 1998 and the years ended December 31, 1996, 1995, 1994 and 1993.

                           DESCRIPTION OF DEBENTURES

          The Debentures have been issued under an Indenture dated as of February 20, 1998 (the "Indenture") between the Company and United States Trust Company of New York, as trustee (the "Trustee"). The following summaries of certain provisions of the Debentures, the Indenture and the Registration Rights Agreement do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Debentures, the Indenture and the Registration Rights Agreement, including the definitions therein of certain terms which are not otherwise defined in this Prospectus. Wherever particular provisions or defined terms of the Indenture (or of the Form of Debenture which is a part of the Indenture) or the Registration Rights Agreement are referred to, such provisions or defined terms are incorporated herein by reference. References in this section to the "Company" are solely to Centocor, Inc., a Pennsylvania corporation, and not its subsidiaries. A copy of the form of Indenture and Registration Rights Agreement will be available from the Trustee upon request by a registered holder of the Debentures.

GENERAL

          The Debentures represent unsecured general obligations of the Company subordinate in right of payment to certain other obligations of the Company as described under "Subordination of Debentures" and convertible into Common Stock as described under "Conversion of Debentures." The Debentures are limited to $460,000,000 aggregate principal amount, are issued only in denominations of $1,000 and integral multiples thereof and will mature on February 15, 2005 unless earlier redeemed at the option of the Company or at the option of the holder upon a Fundamental Change.

          The Indenture does not contain any financial covenants or restrictions on the payment of dividends, the incurrence of Senior Obligations or the issuance or repurchase of other outstanding securities of the Company. The Indenture contains no covenants or other provisions to afford protection to holders of the Debentures in the event of a highly leveraged transaction or a change in control of the Company, except to the extent described under "Redemption at Option of the Holder."

          The Debentures will bear interest at the annual rate of 4 3/4% from February 20, 1998, payable semi-annually on February 15 and August 15, commencing on August 15, 1998, to holders of record at the close of business on the preceding February 1 and August 1, respectively, except (i) that the interest payable upon redemption (unless the date of redemption is an interest payment date) will be payable to the person to whom principal is payable and
(ii) as set forth in the next succeeding sentence. In the case of any Debenture (or portion thereof) which is converted into Common Stock of the Company during the period from (but excluding) a record date for any interest payment date to (but excluding) such interest payment date either: (i) if such Debenture (or portion thereof) has been called for redemption on a redemption date which occurs during such period, or is to be redeemed in connection with a Fundamental Change on a Repurchase Date (as defined herein) which occurs during such period, the Company shall not be required to pay interest on such interest payment date in respect of any such Debenture (or portion thereof); or (ii) if otherwise, any Debenture (or portion thereof) submitted for conversion during such period shall be accompanied by New York Clearing House funds or other funds acceptable to the Company in an amount equal to the interest payable on such interest payment date on the principal amount so converted. See "Conversion of Debentures." Interest may, at the Company's option, be paid either (i) by check mailed to the address of the person entitled thereto as it appears in the Debenture register, provided that a holder of Debentures with an aggregate principal amount in excess of $2,000,000 shall, at the written election of such holder, be paid by wire transfer in immediately available funds or (ii) by transfer to an account maintained by such person located in the United States; provided, however, that payments to The Depository Trust Company, New York, New York ("DTC") will be made by wire transfer of immediately available funds to the account of DTC or its nominee. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

FORM, DENOMINATION AND REGISTRATION

          The Debentures have been issued in fully registered form, without coupons, in denominations of $1,000 principal amount and integral multiples thereof.

          Global Debentures, Book-Entry Form. Debentures held by "qualified institutional buyers," as defined in Rule 144A under the Securities Act ("QIBs"), but not by other purchasers, are evidenced by a global Debenture (the "Global Debenture") which has been deposited with, or on behalf of, DTC and registered in the name of Cede & Co. ("Cede") as DTC's nominee. Except as set forth below, the Global Debentures may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

          QIBs may hold their interests in the Global Debentures directly through DTC if such holder is a participant in DTC, or indirectly through organizations which are participants in DTC (the "Participants"). Transfers between Participants will be effected in the ordinary way in accordance with DTC rules and will be settled in clearinghouse funds.

          QIBs who are not Participants may beneficially own interests in the Global Debentures held by DTC only through Participants or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ("Indirect Participants"). So long as Cede, as the nominee of DTC, is the registered owner of the Global Debentures, Cede for all purposes will be considered the sole holder of the Global Debentures. Except as provided below, owners of beneficial interests in the Global Debentures will not be entitled to have certificates registered in their names, will not receive or be entitled to receive physical delivery of certificates in definitive registered form, and will not be considered the holders thereof.

          Payment of interest on and the redemption price or repurchase price of the Global Debentures will be made to Cede, the nominee for DTC, as the registered owner of the Global Debentures by wire transfer of immediately available funds on each interest payment date or redemption date or Repurchase Date, as the case may be. None of the Company, the Trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Debentures or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

          The Company has been informed by DTC that, with respect to any payment of interest on, or the redemption price of, the Global Debentures, DTC's practice is to credit Participants' accounts on the payment date thereof with payments in amounts proportionate to their respective beneficial interest in the principal amount represented by the Global Debentures as shown on the records of DTC, unless DTC has reason to believe that it will not receive payment on such payment date. Payments by Participants to owners of beneficial interests in the principal amount represented by the Global Debentures held through such Participants will be the responsibility of such Participants, as is now the case with securities held for the accounts of customers registered in "street name."

          Because DTC can act only on behalf of Participants, who in turn act on behalf of Indirect Participants and certain banks, the ability of a person having a beneficial interest in the principal amount represented by the Global Debentures to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate evidencing such interest.

          Neither the Company nor the Trustee (or any registrar, paying agent or conversion agent under the Indenture) will have any responsibility for the performance by DTC or its Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations. DTC has advised the Company that it will take any action permitted to be taken by a holder of Debentures (including, without limitation, the presentation of Debentures for exchange as described below), only at the direction of one or more Participants to whose account with DTC interests in a Global Debenture are credited, and only in respect of the principal amount of the Debentures represented by such Global Debentures as to which such Participant or Participants has or have given such direction.

          DTC has advised the Company as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and to facilitate the clearance and settlement of securities transactions between Participants through electronic book-entry changes to the accounts of its Participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Certain of such Participants (or their representatives), together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a Participant, either directly or indirectly.

          Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in Global Debentures among Participants, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by the Company within 90 days, the Company will cause Debentures to be issued in definitive registered form in exchange for the Global Debentures.

          Certificated Debentures. Debentures sold to investors that are not QIBs have been issued in definitive registered form and may not be represented by a Global Debenture. In addition, QIBs may request that certificated Debentures be issued in exchange for Debentures represented by a Global Debenture. Furthermore, certificated Debentures may be issued in exchange for Debentures represented by the Global Debentures if DTC is unable or unwilling to continue as depositary and no successor depositary is appointed by the Company as set forth above under "Global Debentures, Book-Entry Form."

CONVERSION OF DEBENTURES

          The holders of Debentures will be entitled at any time through the close of business on the final maturity date of the Debentures, subject to prior redemption, to convert any Debentures or portions thereof (in denominations of $1,000 or multiples thereof) into Common Stock of the Company, at the conversion prices set forth below. Except as described below, no payment or other adjustment will be made on conversion of any Debentures for interest accrued thereon or for dividends on any Common Stock issued. If any Debentures not called for redemption are converted during the period from (but excluding) a record date for any interest payment date to (but excluding) such interest payment date, such Debentures must be accompanied by funds equal to the interest payable on such interest payment date on the principal amount so converted. The Company is not required to issue fractional shares of Common Stock upon conversion of Debentures and, in lieu thereof, will pay a cash adjustment based upon the market price of Common Stock on the last business day prior to the date of conversion. In the case of Debentures called for redemption, conversion rights will expire at the close of business on the fifth business day preceding the day fixed for redemption unless the Company defaults in the payment of the redemption price. A Debenture in respect of which a holder is exercising its option to require redemption upon a Fundamental Change may be converted only if such holder withdraws its election to exercise its option in accordance with the terms of the Indenture.

          The initial conversion price of $49.261 per share of Common Stock is subject to adjustment under formulae as set forth in the Indenture in certain events, including:

          (i) the issuance of Common Stock of the Company as a dividend or distribution on the Common Stock;

          (ii) certain subdivisions and combinations of the Common Stock;

          (iii) the issuance to all holders of Common Stock of certain rights or warrants to purchase Common Stock at less than the then Current Market Price (as defined in the Indenture) of the Common Stock;

          (iv) the distribution to all holders of Common Stock or capital stock (other than Common Stock) or evidences of Indebtedness of the Company or of assets (including securities, but excluding those rights, warrants, dividends and distributions referred to above or paid in cash);

          (v) distributions consisting of cash, excluding any quarterly cash dividend on the Common Stock to the extent that the aggregate cash dividend per share of Common Stock in any fiscal quarter does not exceed the greater of (x) the amount per share of Common Stock of the next preceding quarterly cash dividend on the Common Stock to the extent that such preceding quarterly dividend did not require an adjustment of the conversion price pursuant to this clause (v) (as adjusted to reflect subdivisions or combinations of the Common Stock), and (y) 3.75% of the average of the last reported sales price of the Common Stock during the ten trading days immediately prior to the date of declaration of such dividend, and excluding any dividend or distribution in connection with the liquidation, dissolution or winding up of the Company. If an adjustment is required to be made as set forth in this clause (v) as a result of a distribution that is a quarterly dividend, such adjustment would be based upon the amount by which such distribution exceeds the amount of the quarterly cash dividend permitted to be excluded pursuant to this clause
     (v). If an adjustment is required to be made as set forth in this clause
     (v) as a result of a distribution that is not a quarterly dividend, such adjustment would be based upon the full amount of the distribution;

          (vi) payment in respect of a tender offer or exchange offer by the Company or any subsidiary of the Company for all or any portion of the Common Stock (other than tender offers or exchange offers for less than 15% of the outstanding shares of Common Stock of the Company) to the extent that the cash and value of any other consideration included in such payment per share of Common Stock exceeds the Current Market Price per share of Common Stock on the trading day next succeeding the last day on which tenders or exchanges may be made pursuant to such tender or exchange offer; and

          (vii) payment in respect of a tender offer or exchange offer by a person other than the Company or any subsidiary of the Company as to which, as of the closing date of the offer, the Board of Directors of the Company (the "Board of Directors") is not recommending rejection of the offer. The adjustment referred to in this clause (vii) will only be made if the tender offer or exchange offer is for an amount that increases the offeror's ownership of Common Stock to more than 25% of the total shares of Common Stock outstanding, and if the cash and value of any other consideration included in such payment per share of Common Stock exceeds the Current Market Price per share of Common Stock on the business day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer. The adjustment referred to in this clause (vii) will generally not be made, however, if, as of the closing of the offer, the offering documents with respect to such offer disclose a plan or an intention to cause the Company to engage in a consolidation or merger of the Company or a sale of all or substantially all of the Company's assets and such consolidation or merger is consummated within twelve (12) months of the closing of the offer.

          In the case of (i) any reclassification of the Common Stock or (ii) a consolidation, merger or combination involving the Company or a sale or conveyance to another person of the property and assets of the Company as an entirety or substantially as an entirety, in each case as a result of which holders of Common Stock shall be entitled to receive stock, other securities, other property or assets (including cash) with respect to or in exchange for such Common Stock, the holders of the Debentures then outstanding will generally be entitled thereafter to convert such Debentures into the kind and amount of shares of stock, other securities or other property or assets which they would have owned or been entitled to receive upon such reclassification, consolidation, merger, combination, sale or conveyance had such Debentures been converted into Common Stock immediately prior to such reclassification, consolidation, merger, combination, sale or conveyance assuming that a holder of Debentures would not have exercised any rights of election as to the stock, other securities or other property or assets receivable in connection therewith.

          In the event of a taxable distribution to holders of Common Stock or in certain other circumstances requiring conversion price adjustments, the holders of Debentures may, in certain circumstances, be deemed to have received a distribution subject to United States income tax as a dividend; in certain other circumstances, the absence of such an adjustment may result in a taxable dividend to the holders of Common Stock. See "Certain United States Federal Income Tax Considerations."

          The Company from time to time may to the extent permitted by law reduce the conversion price by any amount for any period of at least 20 days, in which case the Company shall give at least 15 days' notice of such reduction, if the Board of Directors has made a determination that such reduction would be in the best interests of the Company, which determination shall be conclusive. The Company may, at its option, make such reductions in the conversion price, in addition to those set forth above, as the Board of Directors deems advisable to avoid or diminish any income tax to holders of Common Stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes. See "Certain United States Federal Income Tax Considerations."

          No adjustment in the conversion price will be required unless such adjustment would require a change of at least 1% in the conversion price then in effect; provided that any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment. Except as stated above, the conversion price will not be adjusted for the issuance of Common Stock or any securities convertible into or exchangeable for Common Stock or carrying the right to purchase any of the foregoing.

OPTIONAL REDEMPTION BY THE COMPANY

          The Debentures are not entitled to any sinking fund. At any time on or after February 21, 2001, the Debentures will be redeemable at the Company's option on at least 30 days' notice as a whole or, from time to time, in part at the following prices (expressed as a percentage of the principal amount), together with accrued interest to, but excluding, the date fixed for redemption:

          If redeemed during the period beginning February 21, 2001 and ending on February 14, 2002 at a redemption price of 102.714%, and if redeemed during the 12-month period beginning February 15:

     YEAR REDEMPTION                                         PRICE
     ---------------                                         -----

     2002                                                  102.036%
     2003                                                  101.357%
     2004                                                  100.679%
and 100% at February 15, 2005, provided that any semi-annual payment of interest becoming due on the date fixed for redemption shall be payable to the holders of record on the relevant record date of the Debentures being redeemed.

          If less than all of the outstanding Debentures are to be redeemed, the Trustee shall select the Debentures to be redeemed in principal amounts of $1,000 or multiples thereof by lot, pro rata or by another method the Trustee considers fair and appropriate. If a portion of a holder's Debentures is selected for partial redemption and such holder converts a portion of the Debentures of such holder, such converted portion shall be deemed to be of the portion selected for redemption.

REDEMPTION AT OPTION OF THE HOLDER

          If a Fundamental Change occurs at any time prior to February 15, 2005, each holder of Debentures shall have the right, at the holder's option, to require the Company to redeem any or all of such holder's Debentures outstanding on the date (the "Repurchase Date") that is 30 days after the date of the Company's notice of such Fundamental Change. The Debentures will be redeemable in integral multiples of $1,000 principal amount.

          The Company shall redeem such Debentures at a price equal to 100% of the principal amount to be redeemed plus accrued interest to (but excluding) the Repurchase Date; provided that, if such Repurchase Date is an interest payment date, then the interest payable on such date shall be paid to the holder of record of the Debentures on the relevant record date and not to the holder of such Debentures on the stated interest payment date.

          The Company is required to mail to all holders of record of the Debentures a notice of the occurrence of a Fundamental Change and of the redemption right arising as a result thereof on or before the tenth day after the occurrence of such Fundamental Change. The Company also is required to deliver to the Trustee a copy of such notice. To exercise the redemption right, a holder of Debentures must deliver, on or before the 30th day after the date of the Company's notice of a Fundamental Change (the "Fundamental Change Expiration Time"), written notice of the holder's exercise of such right, together with the Debentures to be so redeemed, duly endorsed for transfer, to the Company (or an agent designated by the Company for such purpose). Payment for Debentures surrendered for redemption (and not withdrawn) prior to the Fundamental Change Expiration Time will be made promptly following the Repurchase Date.

          The term "Fundamental Change" means the occurrence of any transaction or event in connection with which all or substantially all of the outstanding Common Stock shall be exchanged for, be converted into, be acquired for, or constitute in all material respects solely the right to receive, consideration which is not all or substantially all common stock listed (or, upon consummation of or immediately following such transaction or event which will be listed) on a United States national securities exchange or approved for quotation on Nasdaq or any similar United States system of automated dissemination of quotations of securities prices (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization or otherwise).

          The Company will comply with the provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act to the extent then applicable in connection with the redemption rights of the holders of Debentures in the event of a Fundamental Change.

          The redemption rights of the holders of Debentures could discourage a potential acquiror of the Company. The Fundamental Change redemption feature, however, is not the result of management's knowledge of any specific effort to obtain control of the Company by means of a merger, tender offer, solicitation or otherwise.

          The term "Fundamental Change" is limited to certain specified transactions and, accordingly, the Company could, in the future, enter into other transactions, including certain recapitalizations of the Company, that would not constitute a Fundamental Change, but that would increase the amount of Senior Obligations outstanding at such time or otherwise adversely affect the financial condition of the Company. In addition, the payment of the Fundamental Change redemption price on the Debentures may be subordinated to the prior payment of Senior Obligations as described under "Subordination of Debentures" below. There are no restrictions in the Indenture on the creation of additional Senior Obligations or other indebtedness. Under certain circumstances, the incurrence of additional indebtedness could have an adverse effect on the Company's ability to service its indebtedness, including the Debentures. A default by the Company on its obligations to pay the Fundamental Change redemption price could result in acceleration of the payment of other indebtedness of the Company at the time outstanding pursuant to cross-default provisions. The Company's failure to redeem tendered Debentures in connection with a Fundamental Change would in any event constitute an Event of Default under the Indenture. If a Fundamental Change were to occur, there can be no assurance that the Company would have sufficient funds to pay the redemption price for all the Debentures tendered by the holders thereof. Further, the ability of the Company to repurchase Debentures upon a Fundamental Change will be dependent on compliance with applicable laws.

SUBORDINATION OF DEBENTURES

          The Indebtedness evidenced by the Debentures is subordinated to the extent provided in the Indenture to the prior payment in full of all Senior Obligations of the Company. The Debentures also are effectively subordinated to all indebtedness and other liabilities, including trade payables and lease obligations, if any, of the Company's subsidiaries.

          Upon any distribution of assets of the Company upon any dissolution, winding up, liquidation or reorganization, the payment of the principal of, or premium, if any, and interest (including Liquidated Damages (as defined in the Indenture), if any) on the Debentures is to be subordinated to the extent provided in the Indenture in right of payment to the prior payment in full of all Senior Obligations. In the event of any acceleration of the Debentures because of an Event of Default (as defined herein), the holders of any Senior Obligations then outstanding would be entitled to payment in full of all obligations in respect of such Senior Obligations before the holders of the Debentures are entitled to receive any payment or distribution in respect thereof. The Indenture will require that the Company promptly notify holders of Senior Obligations if payment of the Debentures is accelerated because of an Event of Default.

          The Company also may not make any payment upon or in respect of the Debentures (including upon redemption at the option of the holder of any Debenture or at the option of the Company) if (i) a default in the payment of the principal, premium, if any, interest, rent or other obligations in respect of Senior Obligations occurs and is continuing (a "Payment Default") or (ii) any other default occurs and is continuing with respect to Designated Senior Obligations (as defined herein) that permits a holder of the Designated Senior Obligation as to which such default relates to accelerate its maturity and the Trustee receives a written notice of such default (a "Payment Blockage Notice") from the Company or other person permitted to give such notice under the Indenture (a "Non-Payment Default"). Payments on the Debentures may and shall be resumed (i) in case of a Payment Default, upon the date on which such default is cured or waived or ceases to exist and (ii) in case of a Non-Payment Default, the earlier of the date on which such Non-Payment Default is cured or waived or ceases to exist or 179 days after the date on which the applicable Payment Blockage Notice is received by the Trustee if the maturity of such Designated Senior Obligations has not been accelerated and no Payment Default with respect to any Senior Obligations has occurred which has not been cured or waived (in which case clause (i) shall instead be applicable). No Non-Payment Default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or shall be made, the basis for a subsequent Payment Blockage Notice.

          Notwithstanding the foregoing, in the event that the Trustee or any holder of the Debentures receives any payment or distribution of assets of the Company of any kind in contravention of any of the subordination provisions of the Indenture, whether in cash, property or securities, including, without limitation, by way of set-off or otherwise, in respect of the Debentures before all Senior Obligations are paid in full, then such payment or distribution will be held by the recipient in trust for the benefit of holders of Senior Obligations or their representative to the extent necessary to make payment in full of all Senior Obligations remaining unpaid, after giving effect to any concurrent payment or distribution, or provision therefor, to or for the benefit of the holders of Senior Obligations.

          By reason of the subordination provisions described above, in the event of the Company's bankruptcy, dissolution or reorganization, holders of Senior Obligations may receive more, ratably, and holders of the Debentures may receive less, ratably, than the other creditors of the Company. Such subordination will not prevent the occurrence of any Event of Default under the Indenture.

          The term "Senior Obligations" means the principal of, premium, if any, interest (including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding) and rent payable on or in connection with, and all fees, costs, expenses and other amounts accrued or due on or in connection with, Indebtedness (as defined herein) of the Company, whether outstanding on the date of the Indenture or thereafter created, incurred, assumed, guaranteed or in effect guaranteed by the Company (including all deferrals, renewals, extensions or refundings of, or amendments, modifications or supplements to, the foregoing), unless in the case of any particular Indebtedness the instrument creating or evidencing the same or the assumption or guarantee thereof expressly provides that such Indebtedness shall not be senior in right of payment to the Debentures or expressly provides that such Indebtedness is pari passu or junior to the Debentures.

Notwithstanding the foregoing, the term Senior Obligations shall not include any Indebtedness of the Company to any subsidiary of the Company, all of the outstanding voting stock of which is owned, directly or indirectly, by the Company.

          The term "Indebtedness" means, with respect to any Person (as defined in the Indenture) and without duplication:

          (a) all indebtedness, obligations and other liabilities (contingent or otherwise) of such Person for borrowed money (including obligations of the Company in respect of overdrafts, foreign exchange contracts, currency exchange agreements, interest rate protection agreements, and any loans or advances from banks, whether or not evidenced by notes or similar instruments, and all commitment, standby and other fees due and payable to financial institutions with respect to credit facilities available to such Person) or evidenced by bonds, debentures, notes or similar instruments (whether or not the recourse of the lender is to the whole of the assets of such Person or to only a portion thereof), other than any account payable or other accrued current liability or obligation incurred in the ordinary course of business in connection with the obtaining of materials or services;

          (b) all reimbursement obligations and other liabilities (contingent or otherwise) of such Person with respect to letters of credit, bank guarantees or bankers' acceptances;

          (c) all obligations and liabilities (contingent or otherwise) in respect of leases of real or personal property or other assets of such Person required, in conformity with generally accepted accounting principles, to be accounted for as capitalized lease obligations on the balance sheet of such Person and all obligations and other liabilities (contingent or otherwise) under any lease or related document (including a purchase agreement) in connection with the lease of real property which provides that such Person is contractually obligated to purchase or cause a third party to purchase the leased property and thereby guarantee a minimum residual value of the leased property to the lessor and the obligations of such Person under such lease or related document to purchase or to cause a third party to purchase such leased property;

          (d) all obligations of such Person (contingent or otherwise) with respect to an interest rate or other swap, cap or collar agreement or other similar instrument or agreement or foreign currency hedge, exchange, purchase or similar instrument or agreement;

          (e) all direct or indirect guaranties or similar agreements by such Person in respect of, and obligations or liabilities (contingent or otherwise) of such Person to purchase or otherwise acquire or otherwise assure a creditor against loss in respect of, indebtedness, obligations or liabilities of another Person of the kind described in clauses (a) through
     (d);

          (f) any indebtedness or other obligations described in clauses (a) through (e) secured by any mortgage, pledge, lien or other encumbrance existing on property which is owned or held by such Person, regardless of whether the indebtedness or other obligation secured thereby shall have been assumed by such Person; and

          (g) any and all deferrals, renewals, extensions and refundings of, or amendments, modifications or supplements to, any indebtedness, obligation or liability of the kind described in clauses (a) through (f).

          The term "Designated Senior Obligations" means any Senior Obligations in which the instrument creating or evidencing the same or the assumption or guarantee thereof (or related agreements or documents to which the Company is a party) expressly provides that such Senior Obligations shall be "Designated Senior Obligations" for purposes of the Indenture (provided that such instrument, agreement or other document may place limitations and conditions on the right of such Senior Obligations to exercise the rights of Designated Senior Obligations).

          The Debentures also are effectively subordinated to all liabilities, including trade payables and lease obligations, if any, of the Company's subsidiaries. Any right of the Company to receive the assets of any of its subsidiaries upon the liquidation or reorganization thereof (and the consequent right of the holders of the Debentures to participate in these assets) are effectively subordinated to the claims of that subsidiary's creditors (including trade creditors), except to the extent that the Company is itself recognized as a creditor of such subsidiary, in which case the claims of the Company would still be subordinate to any security interests in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by the Company.

          The Company's subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the Debentures or to make any funds available therefor, whether by dividends, loans or other payments. In addition, the payment of dividends and the making of loans and advances to the Company by its subsidiaries may be subject to statutory, contractual or other restrictions and are dependent upon the earnings or financial condition of those subsidiaries and subject to various business considerations. As a result, the Company may be unable to gain access to the cash flow or assets of its subsidiaries.

          As of March 31, 1998, the Company has approximately $5,769,000 of Senior Obligations. The Indenture does not limit the amount of additional indebtedness, including Senior Obligations, which the Company can create, incur, assume or guarantee, nor will the Indenture limit the amount of indebtedness or other liabilities that any subsidiary can create, incur, assume or guarantee.

          The Company is obligated to pay reasonable compensation to the Trustee and to indemnify the Trustee against certain losses, liabilities or expenses incurred by it in connection with its duties relating to the Indenture. The Trustee's claims for such payments will generally be senior to those of the holders of the Debentures in respect of all funds collected or held by the Trustee.

EVENTS OF DEFAULT; NOTICE AND WAIVER

          An "Event of Default" is defined in the Indenture as being: default in payment of the principal of or premium, if any (upon redemption or otherwise), on the Debentures (whether or not such payment is permitted to be made under the subordination provisions described above); default for 30 days in payment of any installment of interest, including Liquidated Damages, if any, on the Debentures (whether or not such payment is permitted to be made under the subordination provisions described above); default by the Company for 60 days after notice in the observance or performance of any other covenants in the Debentures or the Indenture; or certain events involving bankruptcy, insolvency or reorganization of the Company. The Indenture provides that the Trustee may withhold notice to the holders of the Debentures of any default (except in payment of principal or premium, if any, or interest (including Liquidated Damages, if any) with respect to the Debentures) if the Trustee considers it in the interest of the holders of the Debentures to do so.

          The Indenture provides that, if an Event of Default shall have occurred and be continuing, the Trustee, subject to certain limitations or the holders of not less than 25% in principal amount of the Debentures then outstanding may declare the principal of, premium, if any, and accrued interest (including Liquidated Damages, if any) on the Debentures to be immediately due and payable. In the case of certain events of bankruptcy or insolvency of the Company, the principal of, premium, if any, and accrued interest (including Liquidated Damages, if any) on the Debentures shall automatically become and be immediately due and payable. However, if the Company shall cure all defaults (except the nonpayment of principal of, premium, if any, and interest (including Liquidated Damages, if any) on any of the Debentures which shall have become due by acceleration) and certain other conditions are met, with certain exceptions, such declaration may be canceled and past defaults may be waived by the holders of a majority of the principal amount of the Debentures then outstanding.

          The holders of a majority in principal amount of the Debentures then outstanding shall have the right to direct in writing the time, method and place of conducting any proceedings for any remedy available to the Trustee, subject to certain limitations specified in the Indenture.

          The Indenture provides that no holder of the Debentures may pursue any remedy under the Indenture, except, subject to the conditions in the succeeding sentence for a default in the payment of principal, premium, if any, or interest (including Liquidated Damages, if any), on the Debentures. In order for such a holder to be able to pursue remedies for such a default: (i) the holders of at least 25% in principal amount of the outstanding Debentures shall have made a written request, and offered reasonable indemnity, to the Trustee to pursue the remedy; (ii) the Trustee shall not have received from the holders of a majority in principal amount of the outstanding Debentures a direction inconsistent with such request and shall have failed to comply with such request within 60 days after receipt of such request; and (iii) such holder shall have previously given to the Trustee written notice that such Event of Default shall have occurred and be continuous.

MODIFICATION OF THE INDENTURE

          The Indenture contains provisions permitting the Company and the Trustee, with the consent of the holders of a majority in principal amount of the Debentures at the time outstanding, to modify the Indenture or any supplemental indenture or the rights of the holders of the Debentures, except that no such modification shall (i) extend the fixed maturity of any Debenture, reduce the rate or extend the time for payment of interest thereon, reduce the principal amount thereof or premium, if any, thereon, reduce any amount payable upon redemption thereof, change the obligation of the Company to redeem any

Debenture upon the happening of any Fundamental Change in a manner adverse to the holders of the Debentures, impair the right of a holder to institute suit for the payment thereof, change the currency in which the Debentures are payable, impair the right to convert the Debentures into Common Stock subject to the terms set forth in the Indenture, or modify the provisions of the Indenture with respect to the subordination of the Debentures in a manner adverse to the holders of the Debentures in any material respect, without the consent of each holder of a Debenture so affected or (ii) reduce the aforesaid percentage of Debentures whose holders are required to consent to any such modification of the Indenture or any such supplemental indenture, without the consent of the holders of all of the Debentures then outstanding. The Indenture also provides for certain modifications of its terms without the consent of the holders of the Debentures.

REGISTRATION RIGHTS OF THE DEBENTUREHOLDERS

          The Company has filed with the Commission, the Registration Statement covering resales by holders of the Debentures and the Common Stock issuable upon conversion of the Debentures. The Company has agreed to use reasonable efforts to cause the Registration Statement to become effective as promptly as is practicable and to keep the Registration Statement effective until the earlier of (i) the sale pursuant to the Registration Statement of all the securities registered thereunder or the sale to the public of all securities pursuant to Rule 144 under the Securities Act and (ii) the expiration of the holding period applicable to such securities pursuant to Rule 144(k) under the Securities Act or any successor provision, calculated assuming the holder is not an affiliate of the Company. The Company will be permitted to suspend the use of the Prospectus which is a part of the Registration Statement for a period not to exceed an aggregate of 60 days in any 365 day period under certain circumstances relating to pending corporate developments, public filings with the Commission and similar events. The Company has agreed to pay predetermined liquidated damages to those holders of Debentures and those holders of Common Stock issued upon conversion of the Debentures who have requested to sell pursuant to the Registration Statement if the Registration Statement is not timely filed or if, after effectiveness of the Registration Statement, the Prospectus is unavailable for a period in excess of that permitted above. The Company has further agreed, if such failure to file or unavailability continues for a period of 30 days in excess of that permitted above, to pay predetermined liquidated damages to all holders of Debentures and all holders of Common Stock issued upon conversion of the Debentures, whether or not such holder has requested to sell pursuant to the Registration Statement. A holder who sells the Debentures or the Common Stock issued upon conversion of the Debentures pursuant to the Registration Statement generally will be required to be named as a selling shareholder in the related Prospectus, deliver a Prospectus to purchasers and be bound by those provisions of the Registration Rights Agreement which are applicable to such holder (including certain indemnification provisions). The Company will pay all expenses of the Registration Statement, provide to each registered holder who has requested to sell pursuant to the Registration Statement copies of such Prospectus, notify each registered holder who has requested to sell pursuant to the Registration Statement when the Registration Statement has become effective and take certain other actions as are required to permit, subject to the foregoing, unrestricted resales of the Debentures or the Common Stock.

INFORMATION CONCERNING THE TRUSTEE

          United States Trust Company of New York, as Trustee under the Indenture, has been appointed by the Company as paying agent, conversion agent, registrar and custodian with regard to the Debentures.


                          DESCRIPTION OF CAPITAL STOCK

          The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock and 10,000,000 Preferred Shares, par value $.01 per share ("Preferred Stock"), 2,000,000 of which have been designated as Series A Preferred Shares, par value $.01 per share (the "Series A Preferred Stock").

          Under the Company's Articles of Incorporation, as amended, the Board of Directors is authorized to make divisions of authorized shares of the capital stock of the Company into classes and into series within any class and to make determinations of the designation and the number of shares of any class or series and the voting rights, preferences, limitations and special rights, if any, of the shares of any class or series, including the power to increase the previously determined number of shares of any class or series to a number not greater than the aggregate number of shares of all classes and series that the Company is authorized to issue and to decrease the previously determined number of shares of any class or series to a number not less than that then outstanding. Accordingly, the issuance of Preferred Stock or new classes or series of Common Stock, while promoting flexibility in connection with possible acquisitions and other corporate purposes, could adversely affect the voting rights of holders of Common Stock and, under certain circumstances, make it more difficult for a third party to gain control of the Company or remove incumbent members of the Board of Directors.

COMMON STOCK

          As of June 30, 1998, there were approximately 70,414,907 shares of Common Stock outstanding held of record by approximately 3,090 shareholders.

          The holders of shares of Common Stock are entitled to one vote per share on all matters to be voted on by shareholders, except that the holders of shares of Common Stock are entitled to cumulate their votes in the election of directors. The holders of shares of Common Stock are entitled to receive such dividends, if any, as may be declared, from time to time, by the Board of Directors, in its discretion, from funds legally available therefor.

          Except as described below under "The Rights Agreement," the holders of Common Stock are not entitled to preemptive, subscription or conversion rights, and there are no redemption or sinking fund provisions applicable to the Common Stock. Upon the liquidation, dissolution or winding up of the Company, the holders of shares of Common Stock are entitled to receive all assets available for distribution to shareholders, subject to the rights of any holders of shares of Preferred Stock that may be then outstanding. The holders of Common Stock are not subject to further calls or assessments by the Company. All outstanding shares of Common Stock are validly issued, fully paid and nonassessable.

PREFERRED STOCK

          The Company currently has no shares of Preferred Stock outstanding. Of the 10,000,000 shares of Preferred Stock authorized, 2,000,000 shares have been designated as Series A Preferred Stock.

SERIES A PREFERRED STOCK

          The Series A Preferred Stock was designated in connection with the Company's stock rights plan. See "The Rights Agreement" below. Holders of Series A Preferred Stock are entitled to receive when, as and if declared by the Board of Directors out of funds legally available for the purpose, a quarterly dividend following the first issuance of a share of Series A Preferred Stock at a rate per share equal to the greater of (i) $1.00 or (ii) 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount of all non-cash dividends or distributions (payable in kind) except for a dividend payable in shares of Common Stock or a subdivision of the outstanding Common Stock declared on the Common Stock since the preceding quarterly dividend payment date for the Series A Preferred Stock. The amount set forth in the preceding clause (ii) is subject to adjustment in the event of any dividend on the Common Stock payable in shares of Common Stock and any subdivision or combination of the outstanding Common Stock. In the event of any liquidation, dissolution or winding up of the Company, the holders of Series A Preferred Stock then outstanding are entitled to be paid out of the assets and funds of the Company legally available for distribution, before any payment shall be made to holders of Common Stock, the amount of $100 per share plus any accrued but unpaid dividends on the Series A Preferred Stock. Upon any consolidation, merger, combination or other transaction in which shares of Common Stock are exchanged for or changed into other securities, cash or other property, the shares of the Series A Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share (subject to adjustment in the events described above) equal to 100 times the aggregate amount of securities, cash or other property into which or for which the Common Stock is changed or exchanged.

          The holders of the Series A Preferred Stock are entitled to vote together with the holders of the Common Stock as a single class on all matters presented to the Company's shareholders, including the election of directors, and each share of Series A Preferred Stock is entitled to 100 votes on all matters submitted to the shareholders. This number of votes is subject to adjustment in the event of any dividend on the Common Stock payable in shares of Common Stock and any subdivision or combination of the outstanding Common Stock, such that the number of votes per share of Series A Preferred Stock after such event shall equal the number of votes per share before such event multiplied by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock outstanding immediately prior to such event.
In the event dividends on the Series A Preferred Stock fall in arrears in an amount equal to six quarterly dividend payments, the holders of the Series A Preferred Stock, together with the holders of any other outstanding Preferred Stock of the Company, have certain rights to elect two persons as directors of the Company. In addition, the Company is restricted from taking certain actions with respect to dividends or other distributions on, or acquisitions or redemptions of, any shares of stock ranking junior to or on a parity with the Series A Preferred Stock, whenever any dividends or distributions payable on the Series A Preferred Stock are in arrears.

          The Series A Preferred Stock is not redeemable, and will rank junior with respect to payment of dividends and on liquidation to all other series of the Company's Preferred Stock, except to the extent that any such series specifically provides that it shall rank on a parity with or junior to the Series A Preferred Stock.

CERTAIN ARTICLES OF INCORPORATION AND BY-LAW PROVISIONS AND PENNSYLVANIA ANTI-TAKEOVER PROVISIONS

          The Articles of Incorporation and By-laws of the Company and Pennsylvania law contain certain provisions that may enhance the likelihood of continuity and stability in the composition of the Board of Directors and may discourage a future unsolicited takeover of the Company. These provisions could have the effect of discouraging certain attempts to acquire the Company or remove incumbent management, including incumbent members of the Board of Directors, even if some or a majority of the Company's shareholders deemed such an attempt to be in their best interests.

          The Company's Articles of Incorporation, as amended, or By-laws, as applicable, among other things (i) provide that the number of directors will not be fewer than five nor more than eleven, with the exact number of directors to be determined from time to time by the Board of Directors; (ii) provide that vacancies on the Board of Directors that may occur between annual meetings, including vacancies resulting from an increase in the number of directors, shall be filled by the Board of Directors until the next annual meeting of shareholders and until successors are elected and qualified; (iii) except under limited circumstances, do not permit the shareholders to call special meetings of shareholders; (iv) prohibit the shareholders from taking action by less than unanimous written consent; and (v) provide that the Board of Directors has the authority to issue and fix the rights and preferences of shares of Preferred Stock and new classes or series of Common Stock. These provisions may have the effect of delaying, deferring or preventing a change of control of the Company without further action by the shareholders, may discourage bids for the Common Stock at a premium over the market price of the Common Stock and may adversely affect the market price of, and the voting or other rights of the holders of, the Common Stock.

          The Pennsylvania Business Corporation Law of 1988, as amended ("BCL"), contains certain statutory "anti-takeover" provisions which are triggered, in general, if any person or group acquires, or discloses an intent to acquire, 20 percent or more of the voting power of a covered corporation, other than pursuant to a registered firm commitment underwriting or, in certain cases, pursuant to the approving vote of the board of directors. The relevant provisions are contained in Chapter 25 of the BCL.

          Subchapter 25E (relating to control transactions) provides that if any person or group acting in concert acquires 20 percent or more of the voting power of a covered corporation, the remaining shareholders may demand from such person or group the fair value of their shares, including a proportionate amount of any control premium.

          Subchapter 25F (relating to business combinations) effectively prohibits for five years certain business combinations involving a covered corporation and an "interested shareholder" (generally defined to include a person, or group acting in concert, who beneficially owns 20 percent or more of the voting power of the corporation), unless the transaction is approved by the board of directors or a specified supermajority of shareholders. The term

"business combination" is defined broadly to include various transactions utilizing a corporation's assets for purchase price amortization or refinancing purposes. Depending on the time of shareholder approval and the percentage of voting stock approving the business combination, the interested shareholder may also be required to comply with detailed valuation provisions.

          Subchapter 25G (relating to control-share acquisitions) prevents a person, or group acting in concert, who acquires beneficial ownership of any one of three specified percentages of stock ownership (20 percent; 33 1/3 percent; and 50 percent), for the first time, from voting the "control shares" (i.e., those shares the ownership of which puts that person over the relevant threshold), unless both the "disinterested" shareholders and all voting shareholders of the corporation vote to restore the voting rights of those shares in two separate votes. Failure to obtain such approval exposes the holder to the risk of a forced sale of the shares to the issuer. If shareholder approval is obtained, the corporation is also subject to Subchapters 25I and 25J. Subchapter 25I provides for a minimum severance payment to certain employees terminated within two years of approval. Subchapter 25J prohibits the abrogation of certain labor contracts prior to their stated date of expiration.

          Subchapter 25H (relating to disgorgement) applies in the event that
(i) any person or group publicly discloses that the person or group may acquire control of the corporation, or (ii) a person or group acquires (or publicly discloses an offer or intent to acquire) 20 percent or more of the voting power of the corporation and, in either case, sells shares within 18 months thereafter. Any profits from sales of equity securities of the corporation by the person or group during the 18-month period must be disgorged to the corporation if the securities that were sold were acquired during the 18-month period or within 24 months prior thereto.

          Subchapters 25E-H contain a wide variety of transactional and status exemptions, exclusions and safe harbors. Centocor has not opted-out of any of these provisions.

          In addition, the fiduciary duty standards applicable to the Board of Directors under the BCL (i) explicitly give the Board of Directors the authority to weigh (in addition to consideration of employees, suppliers, customers and creditors of the corporation, the communities in which the corporation is located and other pertinent factors) the short-and long-term interests of the corporation and the possibility that they may best be served by the independence of the corporation, and the resources, intent and past and potential conduct of the prospective acquirer; (ii) relieve the Board of Directors from any duty to regard the shareholder interest as dominant or controlling; (iii) explicitly give the Board of Directors the discretion to refuse to redeem a shareholders' rights plan or to refuse to take certain specified actions with respect to potential acquisitions of control of the corporation; (iv) declare actions by directors with respect to a takeover bid to be subject to the same standard of conduct for directors that is applicable to all other conduct; and (v) establish a presumption that actions with respect to a takeover bid by the "disinterested directors" (a term defined to include essentially all directors except certain officers and persons associated with the prospective acquirer) are lawful unless it is proved under a clear and convincing evidence standard that the director did not act in good faith after reasonable investigation.

          These and other related BCL provisions may discourage open market purchases of a corporation's stock or a non-negotiated tender or exchange offer for such stock and, accordingly, may limit a shareholder's ability to realize a premium over the market price of the Common Stock in connection with any such transaction.

THE RIGHTS AGREEMENT

          Each outstanding share of the Common Stock is, and each share of Common Stock to be issued prior to the earliest of (i) the Distribution Date (as defined below), (ii) the date on which the Rights (as defined below) are redeemed or (iii) the expiration of the Rights on September 26, 1998, will be, accompanied by one half of one right (a "Right") to purchase one one-hundredth of a share of Series A Preferred Stock, in accordance with the terms and conditions of the Rights Agreement, dated as of September 26, 1988 (the "Rights Agreement"), between the Company and The First National Bank of Boston, as Rights Agent. The Rights are attached to the certificates representing shares of the Common Stock and will continue to be so attached until the date (the "Distribution Date") that is the earlier to occur of (i) ten days following a public announcement that a person or group has acquired beneficial ownership of 20% or more of the outstanding shares of Common Stock (an "Acquiring Person") or
(ii) ten business days following the commencement of a tender offer or exchange offer that would, if consummated, result in a person or group owning 30% or more of the outstanding shares of Common Stock.

          In the event a Distribution Date occurs, each holder of a Right will be entitled to purchase one one-hundredth of a share of Series A Preferred Stock at a price of $170 (the "Rights Exercise Price"). If, following an acquisition of 20% or more of the outstanding shares of Common Stock by an Acquiring Person, the Company is acquired by any person or group, or sells 50% or more of its assets or earning power to any person or group, the holder of each Right will be entitled to purchase, at the Rights Exercise Price, shares of common stock of such person or group having a market value equal to twice the Rights Exercise Price. In addition, if any person or group acquires 30% or more of the outstanding shares of Common Stock or if an Acquiring Person merges into the Company or engages in certain self-dealing transactions, then the holder of each Right, other than the Acquiring Person, will be entitled to purchase, at the Rights Exercise Price, shares of Common Stock having a market value equal to twice the Rights Exercise Price.

          The Rights will become exercisable only upon the terms and conditions set forth in the Rights Agreement and may be redeemed by the Company at $.02 per Right at any time prior to the tenth day following a public announcement that an Acquiring Person has acquired beneficial ownership of 20% or more of the outstanding shares of Common Stock (which date may be extended under certain conditions set forth in the Rights Agreement). Until a Right is exercised, the holder thereof will have no additional rights as a shareholder of the Company. The Rights will expire on September 26, 1998 unless earlier redeemed. The offering made by this Prospectus will not cause the Rights to become exercisable.

          Prior to a Distribution Date, the terms of the Rights Agreement may be amended by the Board of Directors without the approval of the holders of shares of Common Stock, including an amendment to lower the thresholds for exerciseability of the Rights to not less than the greater of (i) the largest percentage of the outstanding shares of Common Stock then known by the Company to be beneficially owned by any person or group or (ii) 10%. After the Distribution Date, the terms of the Rights Agreement may be amended by the Board of Directors without the approval of the holders of the Rights, except that no such amendment may change the redemption price, the final expiration date of the Rights Agreement, the Rights Exercise Price or the number of one-hundredths of a share of Series A Preferred Stock for which a Right is exercisable or otherwise adversely affect the interests of the holders of the Rights (other than an Acquiring Person or an affiliate or associate thereof).

          The Rights may have certain anti-takeover effects. The Rights are designed to cause substantial dilution to a person or group that attempts to acquire the Company on terms not approved by the Board of Directors. The Company does not believe that the Rights will interfere with any merger or other business combination approved by the Board of Directors since the Rights may be redeemed by the Company as described above. To the extent the Rights may discourage potential acquirors from obtaining equity positions in the Company, shareholders may be deprived of receiving a premium for their shares of Common Stock.


            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

          The following is a summary of certain material United States federal income and estate tax considerations relating to the purchase, ownership and disposition of the Debentures and of Common Stock into which Debentures may be converted, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the applicable Treasury Regulations promulgated or proposed thereunder ("Treasury Regulations"), judicial authority and current administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis. This summary deals only with holders that will hold Debentures and Common Stock into which Debentures may be converted as "capital assets" (within the meaning of Section 1221 of the Code) and does not address tax considerations applicable to investors that may be subject to special tax rules, such as banks, tax-exempt organizations, insurance companies, dealers in securities or currencies, persons that will hold Debentures as a position in a hedging transaction, "straddle" or "conversion transaction" for tax purposes, or persons that have a "functional currency" other than the U.S. dollar. The Company has not sought any ruling from the Internal Revenue Service ("IRS") with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with such statements and conclusions. INVESTORS CONSIDERING THE PURCHASE OF REGISTERED SECURITIES SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME AND ESTATE TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

UNITED STATES HOLDERS

          As used herein, the term "United States Holder" means the beneficial owner of a Debenture or Common Stock that for United States federal income tax purposes is (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source, or (iv) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and (b) one or more U.S. persons have the authority to control all substantial decisions of the trust.

Payment of Interest

          Interest on a Debenture generally will be includable in the income of a United States Holder as ordinary income at the time such interest is received or accrued, in accordance with such holder's method of accounting for United States federal income tax purposes. The Company is obligated to pay liquidated damages to holders of the Debentures in certain circumstances described under "Description of Debentures--Registration Rights of the Debentureholders." The Company believes that any such payment should be treated as subject to an "incidental contingency" for purposes of the original issue discount rules because the amount of such payments, if required to be made, is expected to be insignificant relative to the total expected amount of remaining payments on the Debentures. Accordingly, any such amounts should be taxable to holders as payments of interest.

Premium

          If a United States Holder purchases a Debenture for an amount that is greater than such Debenture's principal amount, such holder will be considered to have purchased such Debenture with "amortizable bond premium" equal in amount to such excess. A United States Holder may elect to amortize such premium, using a constant yield method, over the remaining term of such Debenture with reference to either the amount payable on maturity or, if it results in a smaller premium attributable to the period through the earlier call date, with reference to the amount payable on the earlier call date. An election to amortize bond premium applies to all taxable debt obligations then owned and thereafter acquired by the United States Holder and may be revoked only with the consent of the IRS.

Market Discount

          If a United States Holder purchases a Debenture for an amount that is less than its principal amount by at least .025% of its principal amount times the number of remaining whole years to maturity, then such holder will be considered to have purchased such Debenture with "market discount" equal in amount to such difference between the principal amount and purchase price. In that event, gain realized by the holder upon the sale, retirement or certain other dispositions of the Debenture will be treated as ordinary interest income to the extent of the accrued market discount. Market discount on a Debenture will be treated as accruing ratably over such Debenture's term, or, at the United States Holder's election, under a constant yield method. In addition, such holder will be required to defer the deduction of a portion of the interest paid on any indebtedness incurred or continued to purchase or carry the Debenture (unless such holder elects to include market discount in income currently as it accrues, on either a ratable or constant yield basis). Such election, once made, applies to all market discount bonds acquired by the taxpayer on or after the first day of the taxable year in which such election applies, and may not be revoked without the consent of the IRS.

Sale, Exchange or Redemption of the Debentures

          Except as described above under "--Market Discount," upon the sale, exchange or redemption of a Debenture, a United States Holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash proceeds and the fair market value of any property received on the sale, exchange or redemption (except to the extent such amount is attributable to accrued interest income, which is taxable as ordinary income) and (ii) such holder's adjusted tax basis in the Debenture. A United States Holder's adjusted tax basis in a Debenture generally will equal the cost of the Debenture to such holder, less any principal payments received by such holder. Such capital gain or loss will be long-term capital gain or loss if the United States Holder's holding period is more than 12 months. Under the Taxpayer's Relief Act of 1997 (the "1997 Act"), long-term capital gains on most capital assets held by an individual for more than 18 months are taxed at a maximum rate of 20%, and long-term capital gains on most capital assets held by an individual for more than 12 months but not more than 18 months are taxed at a maximum rate of 28%. Also, under the 1997 Act, in taxable years beginning after December 31, 2000, the rate of federal income tax applicable to long-term capital gains in certain circumstances may be reduced below 20% for property held by an individual for more than five years.

Conversion of the Debentures

          A United States Holder generally will not recognize any income, gain or loss upon conversion of a Debenture into Common Stock, except (i) to the extent the Common Stock is considered attributable to accrued interest not previously included in income (which is taxable as ordinary income) or (ii) with respect to cash received in lieu of a fractional share of Common Stock. Such holder's tax basis in the Common Stock received on conversion of a Debenture will be the same as such holder's adjusted tax basis in the Debenture at the time of conversion (reduced by any basis allocable to a fractional share interest), and the holding period for the Common Stock received on conversion will generally include the holding period of the Debenture converted. However, a United States Holder's tax basis in shares of Common Stock considered attributable to accrued interest as described above generally will equal the amount of such accrued interest included in income, and the holding period for such shares shall begin as of the date of conversion.

          Cash received in lieu of a fractional share of Common Stock upon conversion will be treated as a payment in exchange for the fractional share of Common Stock. Accordingly, the receipt of cash in lieu of a fractional share of Common Stock generally will result in capital gain or loss (measured by the difference between the cash received for the fractional share and the United States Holder's adjusted tax basis in the fractional share).

          The conversion price of the Debentures is subject to adjustment under certain circumstances. Section 305 of the Code and the Treasury Regulations issued thereunder may treat the holders of the Debentures as having received a constructive distribution, resulting in ordinary income (subject to a possible dividends received deduction in the case of corporate holders) to the extent of the Company's current and/or accumulated earnings and profits, if, and to the extent that, certain adjustments in the conversion price that may occur in limited circumstances (particularly an adjustment to reflect a taxable dividend to holders of Common Stock) increase the proportionate interest of a holder of Debentures in the fully diluted Common Stock, whether or not such holder ever exercises its conversion privilege. Moreover, if there is not a full adjustment to the conversion ratio of the Debentures to reflect a stock dividend or other event increasing the proportionate interest of the holders of outstanding Common Stock in the assets or earnings and profits of the Company, then such increase in the proportionate interest of the holders of the Common Stock generally will be treated as a distribution to such holders, taxable as ordinary income (subject to a possible dividends received deduction in the case of corporate holders) to the extent of the Company's current and/or accumulated earnings and profits.

The Common Stock

          Distributions, if any, paid on the Common Stock after a conversion generally will be treated as ordinary income (subject to a possible dividends received deduction in the case of corporate holders) to the extent of the Company's current or accumulated earnings and profits, then as a tax-free return of capital to the extent of the holder's tax basis in the Common Stock and thereafter as gain from the sale or exchange of such stock. Upon the sale or exchange of Common Stock, a United States Holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon the sale or exchange and
(ii) such holder's adjusted tax basis in the Common Stock. Such capital gain or loss will be long-term capital gain or loss if the United States Holder's holding period is more than 12 months. Under the 1997 Act, long-term capital gains on most capital assets held by an individual for more than 18 months are taxed at a maximum rate of 20%, and long-term capital gains on most capital assets held by an individual for more than 12 months but not more than 18 months are taxed at a maximum rate of 28%. Also, under the 1997 Act, in taxable years beginning after December 31, 2000, the rate of federal income tax applicable to long-term capital gains in certain circumstances may be reduced below 20% for property held by an individual for more than five years.

Information Reporting and Backup Withholding Tax

          In general, information reporting requirements will apply to payments of principal, premium, if any, and interest on a Debenture, payments of dividends on Common Stock, payments of the proceeds of the sale of a Debenture and payments of the proceeds of the sale of Common Stock to certain noncorporate United States Holders. The payor will be required to withhold backup withholding tax at the rate of 31% if (a) the payee fails to furnish a taxpayer identification number ("TIN") to the payor or establish an exemption from backup withholding, (b) the IRS notifies the payor that the TIN furnished by the payee is incorrect, (c) there has been a notified payee underreporting with respect to interest, dividends or original issue discount described in Section 3406(c) of the Code or (d) there has been a failure of the payee to certify under the penalty of perjury that the payee is not subject to backup withholding under the Code. Any amounts withheld under the backup withholding rules from a payment to a United States Holder will be allowed as a credit against such holder's United States federal income tax and may entitle the holder to a refund, provided that the required information is furnished to the IRS.

NON-UNITED STATES HOLDERS

          As used herein, the term "Non-United States Holder" means any beneficial owner of a Debenture or Common Stock that is not a United States Holder.

Payment of Interest

          Generally, interest income of a Non-United States Holder that is not effectively connected with a United States trade or business will be subject to a withholding tax at a 30% rate (or, if applicable, a lower treaty rate). However, interest paid on a Debenture by the Company or any Paying Agent to a Non-United States Holder will qualify for the "portfolio interest exemption" and therefore will not be subject to United States federal income tax or withholding tax, provided that such interest income is not effectively connected with a United States trade or business of the Non-United States Holder and provided that the Non-United States Holder (i) does not actually or constructively own (pursuant to the conversion feature of the Debentures or otherwise) 10% or more of the combined voting power of all classes of stock of the Company entitled to vote, (ii) is not a controlled foreign corporation related to the Company actually or constructively through stock ownership, (iii) is not a bank which acquired the Debentures in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business and
(iv) either (a) provides a Form W-8 (or a suitable substitute form) signed under penalties of perjury that includes its name and address and certifies as to its non-United States status, or (b) is a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business and provides a statement to the Company or its agent under penalties of perjury in which it certifies that a Form W-8 (or a suitable substitute) has been received by it from the Non-United States Holder or qualifying intermediary and furnishes the Company or its agent with a copy thereof.

          Recently released Treasury Regulations provide alternative methods for satisfying the certification requirements described in clause (iv) above. The Treasury Regulations are effective for payments made after December 31, 1999. Generally, any certification provided on a Form W-8 that is validly in effect prior to January 1, 2000 will be treated as a valid certification until it expires under the Treasury Regulations or, if earlier, until December 31, 2000. Accordingly, the alternative methods of satisfying the certification requirements will generally not be effective until January 1, 2000, and subsequent years.

          Except to the extent that an applicable treaty otherwise provides, a Non-United States Holder generally will be taxed in the same manner as a United States Holder with respect to interest if the interest income is effectively connected with a United States trade or business of the Non-United States Holder. Effectively connected interest received by a corporate Non-United States Holder may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate (or, if applicable, a lower treaty rate). Even though such effectively connected interest is subject to income tax, and may be subject to the branch profits tax, it is not subject to withholding tax if the holder delivers a properly executed IRS Form 4224 to the payor.

Sale, Exchange or Redemption of the Debentures

          A Non-United States Holder of a Debenture will generally not be subject to United States federal income tax or withholding tax on any gain realized on the sale, exchange or redemption of the Debenture (including the receipt of cash in lieu of fractional shares upon conversion of a Debenture into

Common Stock) unless (1) the gain is effectively connected with a United States trade or business of the Non-United States Holder, (2) in the case of a Non-United States Holder who is an individual, such holder is present in the United States for a period or periods aggregating 183 days or more during the taxable year of the disposition and certain other conditions are met or (3) the holder is subject to tax pursuant to the provisions of the Code applicable to certain United States expatriates.

Conversion of the Debentures

          A Non-United States Holder generally will not be subject to U.S. federal income tax on the conversion of the Debentures into Common Stock, except with respect to cash (if any) received in lieu of a fractional share or interest not previously included in income. Cash received in lieu of a fractional share may give rise to gain that would be subject to the rules described for the sale of Common Stock below under "Non-United States Holders--Sale or Exchange of Common Stock." Cash or Common Stock treated as issued for accrued interest would be treated as interest under the rules described above under "Non-United States Holders--Payment of Interest."

Sale or Exchange of Common Stock

          A Non-United States Holder generally will not be subject to United States federal income tax or withholding tax on the sale or exchange of Common Stock unless any of the conditions described above under "Non-United States Holder--Sale, Exchange or Redemption of the Debentures" is satisfied.

Dividends

          Distributions by the Company with respect to the Common Stock that are treated as dividends paid (or deemed paid), as described above under "--United States Holders--Conversion of the Debentures" or "--The Common Stock" to a Non-United States Holder (excluding dividends that are effectively connected with the conduct of a trade or business in the United States by such holder and are taxable as described below) will be subject to United States federal withholding tax at a 30% rate (or lower rate provided under any applicable income tax treaty). Except to the extent that an applicable tax treaty otherwise provides, a Non-United States Holder generally will be taxed in the same manner as a United States Holder on dividends paid (or deemed paid) that are effectively connected with the conduct of a trade or business in the United States by the Non-United States Holder. If such Non-United States Holder is a foreign corporation, it may also be subject to a United States branch profits tax on such effectively connected income at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. Even though such effectively connected dividends are subject to federal income tax, and may be subject to the branch profits tax, they will not be subject to U.S. withholding tax if the holder delivers a properly executed IRS Form 4224 to the payor.

          Under currently applicable Treasury Regulations, dividends paid to an address in a foreign country are presumed to be paid to a resident of that country (unless the payor has knowledge to the contrary) for purposes of the withholding discussed above and, under the current interpretation of Treasury Regulations, for purposes of determining the applicability of a tax treaty rate. Under recently issued Treasury Regulations, however, Non-United States Holders of Common Stock who wish to claim the benefit of an applicable treaty rate would be required to satisfy certain certification requirements. The new Treasury Regulations are effective for payments made after December 31, 1999.

United States Federal Estate Tax

          A Debenture held by an individual who is not a citizen or resident of the United States at the time of death will not be includable in the decedent's gross estate for United States estate tax purposes, provided that such holder or beneficial owner did not at the time of death actually or constructively own 10% or more of the combined voting power of all classes of stock of the Company entitled to vote, and provided that, at the time of death, payments with respect to such Debenture would not have been effectively connected with the conduct by such Non-United States Holder of a trade or business within the United States.

          Common Stock actually or beneficially held by an individual who is a Non-United States Holder at the time of his or her death (or previously transferred subject to certain retained rights or powers) will be subject to United States federal estate tax unless otherwise provided by an applicable estate tax treaty.

United States Real Property Holding Corporations

          The discussion of the United States federal income taxation of Non-United States Holders of Debentures and Common Stock assumes that the Company is at no time a United States real property holding corporation within the meaning of Section 897(c) of the Code. Under present law, the Company would not be a United States real property holding corporation so long as (a) the fair market value of its United States real property interests is less than (b) 50% of the sum of the fair market value of its United States real property interests, its interests in real property located outside the United States, and its other assets which are used or held for use in a trade or business. The Company believes that it is not a United States real property holding corporation and does not expect to become such a corporation. If the Company becomes a "United States real property holding corporation," gain recognized on a disposition of Debentures or Common Stock would be subject to United States federal income tax unless (i) the Common Stock is "regularly traded on an established securities market" within the meaning of the Code and (ii) either (A) the Non-United States Holder disposing of Common Stock did not own, actually or constructively, at any time during the five-year period preceding the disposition, more than 5% of the Common Stock, or (B) in the case of a disposition of Debentures, the Non-United States Holder did not own, actually or constructively, Debentures which, as of any date on which such holder acquired Debentures, had a fair market value greater than that of 5% of the Common Stock.

Information Reporting and Backup Withholding Tax

          United States information reporting requirements and backup withholding tax will not apply to payments on a Debenture to a Non-United States Holder if the statement described in "Non-United States Holders-- Payment of Interest" is duly provided by such holder, provided that the payor does not have actual knowledge that the holder is a United States person.

          Information reporting requirements and backup withholding tax will not apply to any payment of the proceeds of the sale of a Debenture, or any payment of the proceeds of the sale of Common Stock effected outside the United States by a foreign office of a "broker" (as defined in applicable Treasury Regulations) unless such broker (i) is a United States person, (ii) is a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States or (iii) is a controlled foreign corporation for United States federal income tax purposes. Payment of the proceeds of any such sale effected outside the United States by a foreign office of any broker that is described in (i), (ii) or (iii) of the preceding sentence will not be subject to backup withholding tax, but will be subject to information reporting requirements unless such broker has documentary evidence in its records that the beneficial owner is a Non-United States Holder and certain other conditions are met, or the beneficial owner otherwise establishes an exemption. Payment of the proceeds of any such sale to or through the United States office of a broker is subject to information reporting and backup withholding requirements, unless the beneficial owner of the Debenture provides the statement described in "Non-United States Holders--Payment of Interest" or otherwise establishes an exemption.

          If paid to an address outside the United States, dividends on Common Stock held by a Non-United States Holder will generally not be subject to the information reporting and backup withholding requirements described in this section. However, under recently issued Treasury Regulations, dividend payments will be subject to information reporting and backup withholding unless applicable certification requirements are satisfied. The new Treasury Regulations apply to dividend payments made after December 31, 1999.

          THE PRECEDING DISCUSSION OF CERTAIN UNITED STATES FEDERAL INCOME AND ESTATE TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, EACH INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR AS TO PARTICULAR TAX CONSEQUENCES TO IT OF PURCHASING, HOLDING AND DISPOSING OF THE DEBENTURES AND THE COMMON STOCK OF THE COMPANY, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF ANY PROPOSED CHANGES IN APPLICABLE LAWS.


                              PLAN OF DISTRIBUTION

          The Registered Securities are being registered to permit public secondary trading of such securities by the holders thereof. The Company has agreed, among other things, to bear all expenses (other than underwriting discounts and selling commissions, if any) in connection with the registration and sale of the Registered Securities covered by this Prospectus.

          The Company will not receive any proceeds from the sale of any of the Registered Securities. The Registered Securities may be sold from time to time by the Selling Securityholders or by pledgees, donees, transferees or other successors in interest. The Selling Securityholders will act independently of the Company in making decisions with respect to the timing, manner, price and size of each sale.

          The outstanding Common Stock is publicly traded on Nasdaq. The Initial Purchaser has advised the Company that it is making and currently intends to continue to make a market in the Debentures; however, it is not obligated to do so and any such market-making may be discontinued at any time without notice, in the sole discretion of the Initial Purchaser. The Company does not intend to apply for listing of the Debentures on Nasdaq or any securities exchange. Accordingly, no assurance can be given as to the development or liquidity of any trading market that may develop for the Debentures. See "Risk Factors --Absence of Public Market; Transfer Restrictions."

          The Registered Securities may be sold from time to time to purchasers directly by the Selling Securityholders. Alternatively, the Selling Securityholders may from time to time offer the Registered Securities to or through underwriters, broker/dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Securityholders or the purchasers of such securities for whom they may act as agents. The Selling Securityholders and any underwriters, broker/dealers or agents that participate in the distribution of Registered Securities may be deemed to be "underwriters" within the meaning of the Securities Act and any profit on the sale of such securities and any discounts, commissions, concessions or other compensation received by any such underwriter, broker/dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act.

          The Registered Securities may be sold from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The sale of the Registered Securities may be effected in transactions (which may involve crosses or block transactions) (i) on any national securities exchange or quotation service on which the Registered Securities may be listed or quoted at the time of sale, (ii) in the over-the-counter market, (iii) in transactions otherwise than on such exchanges or in the over-the-counter market or (iv) through the writing of options. In connection with sales of the Registered Securities or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers which may in turn engage in short sales of the Registered Securities in the course of hedging the positions they assume. The Selling Securityholders may also sell Registered Securities short and deliver Registered Securities to close out such short positions, or loan or pledge Registered Securities to broker-dealers that in turn may sell such securities. At the time a particular offering of the Registered Securities is made, a Prospectus Supplement, if required, will be distributed which will set forth the aggregate amount and type of Registered Securities being offered and the terms of the offering, including the name or names of any underwriters, broker/dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Securityholders and any discounts, commissions or concessions allowed or reallowed or paid to broker/dealers and the proposed selling price to the public.

          In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144, Rule 144A or any other available exemption from registration under the Securities Act may be sold under Rule 144, Rule 144A or such other available exemption rather than pursuant to this Prospectus. There is no assurance that any Selling Securityholder will sell any or all of the Debentures or Common Stock described herein, and any selling Securityholder may transfer, devise or gift such securities by other means not described herein.

          To comply with the securities laws of certain jurisdictions, if applicable, the Registered Securities will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions the Registered Securities may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or any exemption from registration or qualification is available and is complied with.

          The Selling Securityholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the Registered Securities by the Selling Securityholders. The foregoing may affect the marketability of such securities.

          The Company has agreed pursuant to the Registration Rights Agreement to use its best efforts to cause the Registration Statement to which this Prospectus relates to become effective as promptly as is practicable and to keep the Registration Statement effective until the earlier of (i) the sale pursuant to the Registration Statement of all the securities registered pursuant to the Registration Rights Agreement thereunder and (ii) the expiration of the holding period applicable to such securities under Rule 144(k) under the Securities Act or any successor provision. The Registration Rights Agreement provides that the Company may suspend the use of this Prospectus in connection with sales of Debentures and Common Stock by holders for a period not to exceed an aggregate of 60 days in the 365 day period, under certain circumstances relating to pending corporate developments, public filings with the Commission and similar events.

          Pursuant to the Registration Rights Agreement, all expenses of the registration of the Registered Securities will be paid by the Company, including, without limitation, Commission filing fees and expenses of compliance with state securities or "blue sky" laws; provided, however, that the Selling Securityholders will pay all underwriting discounts and selling commissions, if any. The Selling Securityholders will be indemnified by the Company against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith. The Company will be indemnified by the Selling Securityholders severally against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith.

                            SELLING SECURITYHOLDERS

          The Debentures originally were issued and sold by the Company in the Original Offering, and were simultaneously resold by the Initial Purchaser in transactions exempt from the registration requirements of the Securities Act, to persons reasonably believed by the Initial Purchaser to be "qualified institutional buyers" (as defined in Rule 144A under the Securities Act) or institutional "accredited investors" (as defined in Rule 501 under the Securities Act). The Selling Securityholders may from time to time offer and sell pursuant to this Prospectus any or all of the Registered Securities. The term Selling Securityholders includes the holders listed below and the beneficial owners of the Registered Securities and their transferees, pledgees, donees or other successors.

          The following table sets forth information with respect to the Selling Securityholders of the Registered Securities and the respective number of Registered Securities beneficially owned by each Selling Securityholder that may be offered pursuant to this Prospectus.

                                                                               NUMBER OF
                                                                               CONVERSION
NAME OF SELLING               AMOUNT OF DEBENTURES        PERCENT OF          SHARES THAT
SECURITYHOLDER(1)              BENEFICIALLY OWNED   OUTSTANDING DEBENTURES   MAY BE SOLD(2)
----------------------------  --------------------  -----------------------  --------------
Aloha Airlines Non-Pilots             150,000                 .03                  3,045
  Pension Trust

Aloha Airlines Pilots                  90,000                 .02                  1,827
  Retirement Trust

Arkansas PERS                       1,665,000                 .36                  33,799

Allstate Insurance Company          2,000,000                 .43                  40,600

Argent Classic Convertible          7,000,000                1.52                 142,100
  Arbitrage Fund L.P.

Argent Classic                     38,000,000                8.26                 771,401
  Convertible Arbitrage Fund
  (Bermuda) L.P.

BNP Arbitrage SNC                   1,000,000                 .22                  20,300

CFW-C, L.P.                         3,000,000                 .65                  60,900

The Class IC Company, Ltd.            500,000                 .11                  10,150

Concordia Retirement Plan             750,000                 .16                  15,225
  of the Lutheran Church -
  Missouri Synod

Declaration of Trust for the
  Defined Benefit Plans of
  ICI American Holdings Inc.          855,000                 .18                  17,356

Declaration of Trust for the
  Defined Benefit Plans of
  ZENECA Holdings Inc.                565,000                 .12                  11,469

Delaware PERS                       1,200,000                 .26                  24,360

Delaware State Employees'
  Retirement Fund                   2,745,000                 .60                  55,723

General Motors Employees
  Domestic Group Trust             12,035,000                2.62                 244,310

Hawaiian Airlines Pension Plan         20,000                .004                     406
  for Salaried Employees

Hawaiian Airlines Retirement          135,000                 .03                   2,740
  Plan for Pilots

Hawaiian Airlines Employees            85,000                 .02                   1,725
  Pension Plan-IAM

Hillside Capital
  Incorporated Corporate Account      255,000                 .05                   5,176

ICI American Holdings Trust           500,000                 .11                  10,150

The J.W. McConnell
  Family Foundation                   475,000                 .10                   9,642

Kapiolani Medical Center              200,000                 .04                   4,060

Lipper Convertibles, L.P.          18,000,000                3.91                 365,400

Lipper Offshore                     7,000,000                1.52                 142,100
  Convertibles, L.P.

McMahan Securities Co., L.P.           10,000                .002                     203

                                                                               NUMBER OF
                                                                               CONVERSION
NAME OF SELLING               AMOUNT OF DEBENTURES        PERCENT OF          SHARES THAT
SECURITYHOLDER(1)              BENEFICIALLY OWNED   OUTSTANDING DEBENTURES   MAY BE SOLD(2)
----------------------------  --------------------  -----------------------  --------------
Merrill Lynch Pierce Fenner
  and Smith Inc.                    4,000,000                 .87                  81,200

Nalco Chemical Corp. Retirement       260,000                 .05                   5,278

PRIM Board                          2,200,000                 .48                  44,660

SBC Warburg Dillon Read Inc.        8,000,000                1.74                 162,400

Societe Generale Securities Corp.   2,750,000                 .60                  55,825

Starvest Discretionary Portfolio      500,000                 .11                  10,150

State of Oregon/SAIF Corporation    4,000,000                 .87                  81,200

State of Oregon Equity              6,000,000                1.30                 121,800

Summer Hill Global Partners L.P.       75,000                 .02                   1,522

Swiss Bank Corporation              5,000,000                1.08                 101,500
  London Branch

The TCW Group, Inc.                 7,180,000                1.56                 145,754

Thermo Electron
  Balanced Investment Fund            995,000                 .22                  20,198

TQA Vantage Fund, Ltd.              4,000,000                 .87                  81,200

Zeneca Holdings Trust                 500,000                 .11                  10,150

Total:                            143,695,000              31.206               2,917,004

______________________________

(1) The information set forth herein is as of July 2, 1998 and will be updated as required.

(2) Assumes conversion of the full amount of Debentures held by such holder at the initial conversion price of $49.261 per share of Common Stock. Under the terms of the Indenture, fractional shares will not be issued upon conversion of the Debentures; cash will be paid in lieu of any fractional shares.

          None of the Selling Securityholders has, or within the past three years has had, any position, office or other material relationship with the Company or any of their predecessors or affiliates. Because the Selling Securityholders may, pursuant to this Prospectus, offer all or some portion of the Registered Securities, no estimate can be given as to the amount of the Registered Securities that will be held by the Selling Securityholders upon termination of any such sales. In addition, the Selling Securityholders identified above may have sold, transferred or otherwise disposed of all or a portion of their Registered Securities since the date on which they provided the information regarding their Registered Securities, in transactions exempt from the registration requirements of the Securities Act.



                                 LEGAL MATTERS

          The validity of the Registered Securities will be passed upon for the Company by Harkins Cunningham, or other counsel satisfactory to the Company, which counsel may be an officer of the Company. Certain legal matters in connection with offerings made by this Prospectus may be passed upon for any underwriters, agents or dealers by counsel named in a Prospectus Supplement.


                                    EXPERTS

          The financial statements of the Company as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997 in the Company's annual report on Form 10-K have been incorporated by reference herein in reliance on the report of KPMG Peat Marwick LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

          The following are the expenses of the sale and distribution of the securities being registered, all of which will be paid by the registrant. Other than the SEC registration fee and the Nasdaq listing fee, all of such expenses are estimated.

          SEC Registration fee            $135,700
          Nasdaq listing fee              $ 17,500
          Printing expenses               $  5,000
          Legal fees and expenses         $ 80,000
          Accounting fees and expenses    $ 15,000

               Total                      $253,200


ITEM 15.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

          The Pennsylvania Business Corporation Law, as amended, authorizes the registrant to grant indemnities in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act.

          As permitted by Pennsylvania law, Article 13 of Centocor's By-laws provides for the indemnification of each director and officer with regard to any actual or alleged act or omission made in his or her official capacity, provided he or she met the standard of conduct of (i) acting in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Company and, (ii) with respect to any criminal proceeding, having no reasonable cause to believe his or her conduct was unlawful. Article 13 also permits the Company to indemnify an employee or agent of the Company for money damages and expenses relating to his or her service on the behalf of the Company, provided he or she met the applicable standards of conduct set forth in the By-laws.

          The Board of Directors of Centocor has determined to provide liability insurance for each director and officer for certain losses arising from claims or charges made against him or her while acting in his or her capacity as a director or officer of Centocor.

ITEM 16.  EXHIBITS

A.   Exhibits

Exhibit
Number         Description
-------        -----------

4.1 Indenture by and between the Company and The United States Trust Company of New York, as Trustee, dated as of February 20, 1998 (incorporated by reference to Exhibit 4.1 to Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998 ("March 31, 1998 10-Q")).

4.2 Form of 4 3/4% Convertible Subordinated Debenture Due 2005 (included in Exhibit 4.1 hereto).

4.3 Specimen Certificate for Common Stock (incorporated by reference to Exhibit 4 to Amendment No. 1 to Form S-1 Registration Statement, File No. 2-80098).

4.4 Rights Agreement between Centocor, Inc. and the First National Bank of Boston as Rights Agent dated September 26, 1988 (incorporated by reference to Exhibit 4 to Registrant's Current Report on Form 8-K dated September 26, 1988).

5.1 Opinion of Harkins Cunningham as to the validity of Securities being registered.*

10 Registration Rights Agreement, dated as of February 13, 1998 (incorporated by reference to Exhibit 10.1 to the March 31, 1998 10-Q).

12             Ratio of Earnings to Fixed Charges.*

23.1           Consent of KPMG Peat Marwick LLP.

23.2           Consent of Harkins Cunningham (included in Exhibit 5.1).*

24             Powers of Attorney.*

25             Statement of Eligibility of Trustee on Form T-1.*
----------------
*Previously filed.

B.   Financial Statements & Schedules

     All schedules for which provision is made in Regulation S-X of the Securities and Exchange Commission either are not required under the related instructions or the information required to be included therein has been included in the financial statements of the Company.

ITEM 17.  UNDERTAKINGS

          1. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          2. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          3.   The undersigned registrant hereby undertakes:

          a. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; provided, however, that paragraphs (3)(a)(i) and
(3)(a)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

          b. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          c. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Malvern, Pennsylvania, on this 2nd day of July, 1998.

                                         CENTOCOR, INC.

                                         By: /s/ David P. Holveck
                                            -------------------------
                                            David P. Holveck
                                            Chief Executive Officer

          Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


SIGNATURES                 TITLE              DATE


/s/        *                Director, Chairman of the     July 2, 1998
--------------------------  Board
Hubert J.P. Schoemaker


/s/ David P. Holveck        Chief Executive               July 2, 1998
--------------------        Officer and
David P. Holveck            Director (principal
                            executive officer)

/s/        *                Senior Vice President         July 2, 1998
---------------------       and Chief Financial
Dominic J. Caruso           Officer (principal
                            financial and
                            accounting officer)

/s/        *                Director                      July 2, 1998
--------------------
Anthony B. Evnin



/s/        *                Director                      July 2, 1998
-----------------------
William F. Hamilton

/s/        *                Director                      July 2, 1998
-----------------------
Antonie T. Knoppers


/s/        *                Director                      July 2, 1998
------------------------
Ronald A. Matricaria


/s/        *                Director                      July 2, 1998
---------------------
Lawrence Steinman


/s/        *                Director                      July 2, 1998
------------------------
Richard D. Spizzirri


/s/        *                Director                      July 2, 1998
------------------
Jean C. Tempel


----------------------
* By David P. Holveck
   Attorney in Fact


                                 EXHIBIT INDEX
                    (Pursuant to Item 601 of Regulation S-K)

Exhibit
Number    Description
-------   -----------
4.1       Indenture by and between the Company and The United States Trust
          Company of New York, as Trustee, dated as of February 20, 1998
          (incorporated by reference to Exhibit 4.1 to the March 31, 1998 10-Q).

4.2 Form of 4 3/4% Convertible Subordinated Debenture Due 2005 (included in Exhibit 4.1 hereto).

4.3       Specimen Certificate for Common Stock (incorporated by reference to
          Exhibit 4 to Amendment No. 1 to Form S-1 Registration Statement,
          File No. 2-80089).

4.4 Rights Agreement between Centocor, Inc. and the First National Bank of Boston as Rights Agent dated September 26, 1988 (incorporated by reference to Exhibit 4 to Registrant's Current Report on Form 8-K dated September 26, 1988).

5.1 Opinion of Harkins Cunningham as to the validity of Securities being registered.*

10        Registration Rights Agreement, dated as of February 13, 1998
          (incorporated by reference to Exhibit 10.1 to the March 31, 1998 10-
          Q).

12        Ratio of Earnings to Fixed Charges.*

23.1      Consent of KPMG Peat Marwick LLP.

23.2      Consent of Harkins Cunningham (included in Exhibit 5.1).*

24        Powers of Attorney.*

25        Statement of Eligibility of Trustee on Form T-1.*

---------------
*Previously filed.